SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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MOVE, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Move, Inc.
30700 Russell Ranch Road
Westlake Village, California 91362
_________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 25, 2009
_________________________

To Our Stockholders:

     The annual meeting of stockholders of Move, Inc., a Delaware corporation, will be June 25, 2009, at 9:30 a.m., local time, at the Hilton Los Angeles Airport hotel located at 5711 W. Century Boulevard, Los Angeles, California 90045, for the following purposes:

1.

To elect the seven directors nominated for election by the Governance and Nominating Committee of our board of directors, as listed in the enclosed proxy statement, each to serve for a term through the annual meeting of stockholders in 2010 and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of Move, Inc.’s independent auditors for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     The foregoing matters are described in more detail in the enclosed proxy statement. Only stockholders of record at the close of business on the record date, April 27, 2009 (the “Record Date”), are entitled to receive notice of and vote at the annual meeting or any postponement or adjournment thereof.

     Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about May 15, 2009, we will mail our stockholders a Notice Regarding Availability of Proxy Materials (the “Notice”), in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders and any adjournments or postponements thereof. On or before the date of mailing, we will make our Proxy Statement, including this Notice of Annual Meeting, and the Annual Report, publicly available on the Internet so that it is accessible according to the instructions provided in the Notice. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet or by mail, including how to receive a printed copy of our proxy materials.

By Order of the Board of Directors,

JAMES S. CAULFIELD
Executive Vice President, General Counsel
and Secretary

Westlake Village, California
April 30, 2009

Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. If you execute a proxy over the Internet or by mailing in a proxy card, but later decide to attend the annual meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

____________________

PROXY STATEMENT
____________________

     This proxy statement is furnished on behalf of the board of directors of Move, Inc., a Delaware corporation (“Move” or the “Company”), for use at Move’s annual meeting of stockholders to be held on June 25, 2009, at 9:30 a.m., local time, and any postponement or adjournment thereof. The annual meeting will be held at the Hilton Los Angeles Airport hotel located at 5711 W. Century Boulevard, Los Angeles, California 90045.

     These proxy solicitation materials were first made available on or about May 15, 2009, to stockholders entitled to vote at the annual meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, stockholders will vote on the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including the election of seven directors and ratification of the appointment of the Company’s independent auditors.

     There are currently ten directors serving on the board of directors of the Company. All directors to be elected by the holders of our common stock and the holders of our Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”), voting as a single class, will be elected for a term of one year. Accordingly, seven of our current directors -- Joe F. Hanauer, William E. Kelvie, Kenneth K. Klein, Geraldine B. Laybourne, Steven H. Berkowitz, V. Paul Unruh and Bruce G. Willison -- have been nominated and are being submitted for re-election to our holders of common stock and Series B Preferred Stock, voting as a single class as indicated under “Who is entitled to vote?” below.

     Separately, by virtue of their ownership of the outstanding shares of the Series B Preferred Stock, Elevation Partners, L.P. and its affiliate Elevation Employee Side Fund, LLC (together “Elevation”) are currently entitled to elect two directors to our board (each, a “Series B Director”) pursuant to the Certificate of Designation of the Series B Preferred Stock. Following their purchase of the Series B Preferred Stock in 2005, Elevation elected Roger B. McNamee and Fred D. Anderson to the board as the Series B Directors. As with the other directors, under the Restated Certificate of Incorporation Mr. Anderson and Mr. McNamee’s current terms expire at this annual meeting. Elevation has indicated its intent to re-elect Mr. Anderson and Mr. McNamee as the Series B Directors at the annual meeting. Because Mr. Anderson and Mr. McNamee will be elected by Elevation, their election will not be voted on by holders of our common stock or Series A Preferred Stock. See the “Management – Directors and Executive Officers” section of this proxy statement for more information.

     In addition, pursuant to its ownership of our sole outstanding share of Series A Preferred Stock (the “Series A Preferred Stock”), the National Association of REALTORS® (the “NAR”) has the right to elect one director to our board (the “Series A Director”). At our 2008 Annual Meeting, the NAR elected Catherine B. Whatley to serve as the Series A Director. Ms. Whatley’s term expires at this annual meeting. The NAR has notified us that it intends to re-elect Catherine B. Whatley to serve as the Series A Director as of our 2009 Annual Meeting.

Who is entitled to vote?

      Only stockholders of record who owned our common stock or Series B Preferred Stock at the close of business on the Record Date are entitled to vote at the annual meeting or any postponement or adjournment of the meeting. Pursuant to the Certificate of Designation of the Series B Preferred Stock, the holders of the Series B Preferred Stock are entitled, on an as converted basis, to vote with the holders of common stock, voting as a single class, on any matter to come before the stockholders of the Company. The holders of the common stock are not entitled to vote on the election of the Series B Directors.

     Pursuant to its ownership of our sole outstanding share of Series A Preferred Stock, the NAR has the right to elect the Series A Director. The holders of the common stock are not entitled to vote on the election of the Series A Director.

What is the board of directors’ recommendation on the proposals?

     The board of directors recommends a vote FOR the election of Steven H. Berkowitz, Joe F. Hanauer, William E. Kelvie, Kenneth K. Klein, Geraldine B. Laybourne, V. Paul Unruh and Bruce G. Willison as directors.

     The board of directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.

How do I vote?

     The Notice will instruct you as to how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

     If your shares are held in “street name” by your broker or bank, you might receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter. The election of directors and the ratification of the appointment of independent auditors are currently routine items under NYSE rules applicable to brokers. As a result, brokers who do not receive instructions as to how to vote on these matters generally may vote on these matters in their discretion.

     If you are a stockholder of record, the shares on your proxy represent ALL of your shares. If you do not return your proxy card(s) or vote over the Internet, your shares shown on your proxy will not be voted.

     You may also attend the annual meeting and vote in person if you are a stockholder of record on the Record Date. If your shares are held in street name, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares, giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote certain shares it holds in its name. If you attend the meeting and vote your shares by ballot, your vote at the meeting will revoke any vote you submitted over the Internet or by mail. Even if you currently plan to attend the meeting, we recommend that you also vote by proxy, as described above, so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote after I return my proxy?

     Yes, you have the right to revoke your proxy at any time before the annual meeting by submitting another, later-dated proxy by mail or via the Internet, by notifying our corporate secretary in writing, or by voting in person at the annual meeting.

Who will count the votes?

     Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and act as the inspector of elections.

What does it mean if I get more than one Notice?

     If your shares are registered differently and are in more than one account, you may receive more than one Notice. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon Investor Services (800-356-2017), or, if your shares are held in street name, by contacting the broker or bank that holds your shares.

How many shares can vote?

     As of the Record Date 153,206,566 shares of common stock were issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held. In addition, as of the Record Date, approximately 112,340.19 shares of our Series B Preferred Stock, which are convertible into 26,747,664 shares of our common stock, were issued and outstanding. Each holder of Series B Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which all of the outstanding shares of Series B Preferred Stock held by such holder on the Record Date are convertible immediately prior to the vote, or approximately 238 votes for each such share of Series B Preferred Stock held.

What is a quorum?

     The presence at the meeting in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by stockholders and “broker non-votes” will be treated as present for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions for shares you hold in street name. Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Those matters for which your broker cannot vote result in broker non-votes.

What is required to approve the proposals?

     For the election of the directors (other than the Series B Directors and Series A Director), once a quorum has been established, the nominees for director shall be elected by a plurality of the votes cast at the meeting. Accordingly, the seven nominees for director who are to be elected by holders of the common stock and the holders of Series B Preferred Stock, voting as a single class, who receive the most votes of the common stock and the Series B Preferred Stock (on an as converted basis) will become directors of Move.

     For the ratification of the appointment of the Company’s independent auditors, once a quorum has been established, the measure shall be approved if a majority of the votes cast at the meeting vote FOR the ratification.

     Broker non-votes will be treated as not entitled to vote with respect to the election of a director and will have no impact on the outcome of the vote with respect to this proposal. Broker non-votes will have no impact on the outcome of the vote with respect with to the proposal to ratify the appointment of the Company’s independent auditors.

What happens if I abstain?

     Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum. With respect to the election of directors, you may vote “FOR” one or more or all nominees or “WITHHOLD AUTHORITY” to vote for one or more or all nominees, with no separate provision to “abstain” in such vote. For proposals requiring the approval of holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the proposal, an abstention will have no impact on the outcome of the vote with respect to this proposal.

How will Move solicit proxies?

     We have retained Broadridge to assist in the distribution of proxy materials. We will bear the costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and will reimburse brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders. We have not retained a proxy solicitation service to assist in soliciting proxies. If, however, a proxy solicitation service is retained, we will bear the costs of such service. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation being paid to these persons.

PROPOSAL 1 — ELECTION OF DIRECTORS

     Our bylaws provide that the authorized number of directors may be fixed by resolution of the board of directors from time to time; provided, however, that the number of directors shall not be increased above eleven directors nor decreased below seven directors without stockholder approval. Currently, the board has fixed the number of directors at ten (10). In 2008, there were eleven directors serving on our board. However, one of our directors, W. Michael Long, our former Chief Executive Officer, retired from his position as Chief Executive Officer and resigned from the board effective as of January 21, 2009. On March 26, 2009, the board fixed the number of directors on the board at ten.

     Pursuant to our Restated Certificate of Incorporation, the terms of the directors that were elected at our annual meeting of stockholders in 2008 all expire at this 2009 annual stockholders meeting. Accordingly, all directors will be elected at this annual meeting for a term of one year. The Restated Certificate of Incorporation also provides that, notwithstanding the above, each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the director nominees named on the Notice and the proxy card. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors to fill the vacancy. Each of the nominees named on the Notice and proxy card has agreed to serve as director, if elected.

     The nominees nominated by the Governance and Nominating Committee of our board of directors for election as directors by the holders of our common stock and the holders of the Series B Preferred Stock, voting as a single class, are Steven H. Berkowitz, Joe F. Hanauer, William E. Kelvie, Kenneth K. Klein, Geraldine B. Laybourne, V. Paul Unruh and Bruce G. Willison. As described elsewhere herein, Elevation has indicated its intent to re-elect Fred D. Anderson and Roger B. McNamee as the Series B Directors at the annual meeting, and the NAR has indicated its intent to re-elect Catherine B. Whatley as the Series A Director. Information about these nominees, our other directors and our executive officers is set forth below in the section entitled “Management — Directors and Executive Officers.”

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED IN THE PROXY.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of the board of directors has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2009. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and Canadian tax return preparation, advisory and related services to the Company during 2009. Although ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the bylaws of the Company, the Audit Committee believes it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by the independent auditors in auditing the Company’s financial statements. If this selection is not ratified at the annual meeting of stockholders, the Audit Committee may reconsider its selection of independent auditors for the fiscal year ending December 31, 2009.

      One or more representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to respond to appropriate questions and make a statement if they desire to do so.

Fees Billed for Services Rendered by Independent Auditors

     Ernst & Young LLP served as the Company’s principal independent accountants to audit the Company’s financial statements for the fiscal years ended December 31, 2008 and December 31, 2007. The fees billed to us in those fiscal years for Ernst & Young’s services were:

	Year ended	Year ended
	December 31, 2008	December 31, 2007
Audit Fees(1)	$1,237,000	$1,383,000
Audit-Related Fees(2)	—	4,000
Tax Fees(3)	153,000	200,000
All Other Fees(4)	—	—
Total Fees	$1,390,000	$1,587,000
____________________

(1)

“Audit Fees” are fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements for 2008 and 2007, the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2008 and December 31, 2007, for the review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC during 2008 and 2007, and for services that are normally provided by auditors in connection with statutory and regulatory filings or engagements.

(2)

“Audit Related Fees” are fees billed by Ernst & Young LLP for 2008 and 2007 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees.” These services primarily relate to accounting and auditing consultation.

(3)

“Tax Fees” are fees billed by Ernst & Young LLP for 2008 and 2007 for professional services rendered for tax compliance, tax advice and tax planning for the Company, and includes preparation of Canadian tax returns, review of the Company’s federal U.S. tax return, review of certain state tax returns, assistance with documentation of the validity of the Company’s net operating loss carry-forwards, and assistance with a Canadian research and development study.

(4)	No fees were billed by Ernst & Young LLP for professional services rendered during 2008 and 2007 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

     The Audit Committee’s policy is to approve in advance all audit services and permitted non-audit services provided by the Company’s independent auditors. In 2008 and 2007, the Audit Committee approved in advance any services provided by the independent auditors and the related fees. Those services involved only accounting consultation and general corporate tax services. In addition, the Audit Committee has authorized its financial expert to pre-approve on behalf of the Audit Committee auditing and permitted non-auditing services of $50,000 or less to be provided by Ernst & Young LLP or any other accounting services firms, with the Audit Committee financial expert to report each pre-approval of services to the full committee at its next scheduled meeting after such pre-approval.

     None of the audit and non-audit services described above for Ernst & Young LLP were approved by the Audit Committee pursuant to the “waiver of pre-approval” provisions set forth in applicable rules of the SEC.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2009. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

MANAGEMENT

Directors and Executive Officers

     The following table sets forth information regarding our nominees for election as directors, our incumbent directors, and our executive officers.

Name	Age	Position
Joe F. Hanauer	71	Director; Chairman of the Board of Directors
Fred D. Anderson	64	Director
Steven H. Berkowitz	50	Director and Chief Executive Officer
William E. Kelvie	61	Director
Kenneth K. Klein	65	Director
Geraldine B. Laybourne	61	Director
Roger B. McNamee	52	Director
V. Paul Unruh	60	Director
Catherine B. Whatley	58	Director
Bruce G. Willison	60	Director
Lewis R. Belote, III	53	Chief Financial Officer
James S. Caulfield	45	Executive Vice President, General Counsel and Secretary
Errol G. Samuelson	43	Executive Vice President, Move, Inc.;
		President, REALTOR.com® and Top Producer
____________________

Mr. Steven H. Berkowitz, a director of the Company since June 12, 2008, was appointed by the board as the Company’s Chief Executive Officer effective January 21, 2009.

Mr. W. Michael Long retired from the positions of Chief Executive Officer and director of the Company effective January 21, 2009, and is no longer an executive officer of the Company.

Ms. Lorna Borenstein, formerly President of the Company, resigned from the Company effective March 13, 2009.

     Pursuant to the Certificate of Designation for the Series B Preferred Stock, the holders of Series B Preferred Stock, voting as a separate class, are entitled to elect the two Series B Directors. Thus by virtue of their ownership of the outstanding shares of our Series B Preferred Stock, Elevation currently has the right to designate and to elect two of our directors, and Elevation exercised that right in 2005, electing Messrs. Anderson and McNamee as directors. Messrs. Anderson and McNamee are both up for election as Series B Directors at this annual meeting. If, however, the aggregate number of shares of Series B Preferred Stock issued on the original issuance date, November 29, 2005 (100,000 such shares were issued on that date), that are outstanding on the record date for determining the stockholders entitled to vote at the next annual meeting falls below two-thirds of, but is at least one-third of, such aggregate number of shares, as adjusted for certain events, then the holders of such remaining shares will be entitled to elect at the annual meeting only one Series B Director. Subject to certain limitations, only holders of Series B Preferred Stock are entitled to remove or fill vacancies for Series B Directors.

     In addition, pursuant to the Stockholders Agreement between the Company and Elevation dated November 29, 2005 (the “Elevation Stockholders Agreement”), following the conversion of any of the 100,000 shares of Series B Preferred Stock originally purchased by Elevation on November 29, 2005 into shares of common stock (and without duplication of the board seats provided for in the provisions above) for so long as Elevation holds at least a number of converted shares equal to two-thirds of the purchased shares on an as converted basis, Elevation Partners, L.P. shall have the right to nominate two directors for election to the board of directors, and for so long as Elevation holds a number of converted shares equal to less than two-thirds but at least one-third of the purchased shares on an as converted basis, Elevation Partners, L.P. shall have the right to nominate one director for election to the board of directors. The Elevation Stockholders Agreement also provides that Elevation is required to vote their shares in the manner recommended by the board of directors with respect to the election or removal of directors, other than any of the Series B Directors.

     By virtue of its ownership of our sole outstanding share of Series A Preferred Stock, the NAR has the right to elect the Series A Director. In addition, if there is any vacancy in the office of the Series A Director, then a director to hold office for the unexpired term of the Series A Director may be elected by the vote or written consent of the holder of the Series A Preferred Stock.

     Joe F. Hanauer has served as one of our directors since November 1996, as Vice Chairman of the Board from November 2001 to January 2002, Chairman of the Board since January 2002, and lead independent director since December 2004; he was the NAR representative on the board through November 2000. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is a former chairman and director of Grubb & Ellis Company and a former chairman of Coldwell Banker Residential Group, Inc. Mr. Hanauer is a trustee of each of Calamos Investment Trust, Calamos Advisors Trust and Calamos Convertible Opportunities and Income Fund, and a member of the NAR. Mr. Hanauer serves as our representative on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University.

     Fred D. Anderson has served as one of our directors (as one of two Elevation representatives) since December 2005. Mr. Anderson co-founded and has been a managing director of Elevation Partners, L.P., a private equity firm focused on the media and entertainment industries since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., a manufacturer of personal computers and related software. Prior to joining Apple, from August 1992 to March 1996, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple Inc. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also serves on the board of directors of eBay, Inc. and Palm, Inc.

     Steven H. Berkowitz has served as our Chief Executive Officer since January 21, 2009 and as a director since June 12, 2008. Mr. Berkowitz served as Senior Vice President of the Online Services Group at Microsoft Corporation, a software and services company, from May 2006 to August 2008. Prior to joining Microsoft in May 2006, Mr. Berkowitz served as Chief Executive Officer of Ask Jeeves, an online search engine, from January 2004 until August 2005, when the business was sold to IAC/InterActiveCorp. After acquisition by IAC/InterActiveCorp., Ask Jeeves was renamed IAC Search and Media, and Mr. Berkowitz served as its Chief Executive Officer until May 2006. Mr. Berkowitz was President of the Web Properties Division of Ask Jeeves from May 2001 until December 2003. Mr. Berkowitz also serves on the board of directors of TheLadders.com.

     William E. Kelvie has served as one of our directors since August 1998. He has served as Chief Executive Officer of Overture Corporation, an information technology company, since July 2000. Prior to his tenure at Overture Corporation, Mr. Kelvie was the Executive Vice President and Chief Information Officer responsible for information technology systems at the Federal National Mortgage Association (Fannie Mae), the world’s largest non-bank financial services company, from 1992 to 2000.

     Kenneth K. Klein has served as one of our directors since August 1998. He is President and Chief Executive Officer of a privately held group of companies involved in diversified residential and light commercial construction and land development, including Kleinco Construction Services, Inc., of which Mr. Klein has served as President and Chief Executive Officer since 1980. Mr. Klein was National Vice President of the National Association of Home Builders during the calendar years 1999 and 2000. He serves on the board of directors of First Fidelity Bank, an Oklahoma based regional bank, and Habitat for Humanity International.

     Geraldine B. Laybourne has served as one of our directors since June 2006. In 1998, Ms. Laybourne founded Oxygen Media, LLC, an independent cable television network with programming tailored to the interests of women, and served as its Chairman and Chief Executive Officer since its inception until its sale in November 2007. She currently serves on several boards and advisory committees, including Symantec Corporation, a software company, Electronic Arts, Inc., a software company, Insight Communications Company, Inc., a telecommunications company, and Vassar College.

     Roger B. McNamee has served as one of our directors (as one of two Elevation representatives) since December 2005. Mr. McNamee co-founded and has been a managing director of Elevation Partners, L.P., since July 2004. Prior to joining Elevation, Mr. McNamee, as a principal of investment firm Integral Capital Partners, was a co-founder of Silver Lake Partners, a private equity firm, where he is also an advisory director. In 1991, Mr. McNamee co-founded the investment firm Integral Capital Partners, where he is currently an advisory director of the general partner of Integral’s seventh investment fund and continues as a managing member of the general partner of its previous investment funds.

     V. Paul Unruh has served as one of our directors since May 2003. For 25 years, Mr. Unruh worked at Bechtel, a privately held global engineering and construction services organization. Prior to his retirement in 2002, Mr. Unruh served as Vice Chairman of Bechtel Group, Inc. from January 2001 to December 2002 and President of Bechtel Enterprises, a development and financing subsidiary, from July 1997 to January 2001. Mr. Unruh is currently a director of Symantec Corporation, a software company, and Heidrick & Struggles International, Inc., a provider of senior-level executive search and leadership services.

     Catherine B. Whatley has served as one of our directors since June 12, 2008. Ms. Whatley has been President and owner of Buck & Buck, Inc., REALTORS® since 1986. Ms. Whatley is Vice Chair of the Board of Directors of JEA, a municipally-owned utility authority, is a member of the board of directors and executive committee of the NAR and serves on several REALTOR® association non-profit boards.

     Bruce G. Willison has served as one of our directors since December 2002. Since January 2006, Mr. Willison has served as Professor of Management of the UCLA Anderson School of Management. From 1999 to December 2005, Mr. Willison served as Dean of the UCLA Anderson School of Management. This appointment followed a 26-year career in the banking industry, most recently as President and Chief Operating Officer of H.F. Ahmanson & Co., the parent company of Home Savings of America. Mr. Willison is a director of Health Net, Inc., an integrated managed care organization, and a trustee of AIG/Sun America’s complex of annuity trusts.

     Lewis R. Belote, III has served as our Chief Financial Officer since January 2002. From May 1998 to April 2001, Mr. Belote served as Senior Vice President, Finance of Healtheon/WebMD (now known as HLTH Corporation). From June 1996 to May 1998, Mr. Belote served as Senior Vice President and Chief Financial Officer for ActaMed Corporation. Prior to 1996, Mr. Belote served for twelve years with the accounting firm of Ernst & Young LLP. As disclosed by the Company in a Current Report on Form 8-K filed on April 2, 2009, Mr. Belote will leave the Company after his successor is identified and appointed.

     James S. Caulfield has served as one of our Executive Vice Presidents, and as General Counsel and Secretary since October 2006. Mr. Caulfield has been a member of our legal department since February 2004 and has also served as our Senior Vice President, Deputy General Counsel and Assistant Secretary from March 2006 to October 2006. Prior to joining us, Mr. Caulfield was Vice President and General Counsel of Lincoln Financial Advisors Corporation, a financial planning firm, from March 2002 to February 2004.

     Errol G. Samuelson has served as one of our Executive Vice Presidents and President of REALTOR.com® since February 2007. Mr. Samuelson was hired as Senior Vice President of Operations of Top Producer in August 2003, and has served as President of Top Producer since October 2003. From January 2002 to August 2003, Mr. Samuelson was an independent consultant and co-founder/principal of the consulting firm Pranix, Inc. From January 2001 to December 2001, Mr. Samuelson served as our Director of International Marketing and Vice President of Product Strategy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Other than Mr. Berkowitz, due to his position as our chief executive officer, and Ms. Whatley, as a member of the Board of Directors and Executive Committee of the NAR and the person currently elected to our board by the NAR, the board of directors has determined that each member of the board meets the requirements for being “independent” as defined by applicable law, SEC rules and regulations, and NASDAQ listing standards, each as they may be interpreted and amended from time to time, as well as other legal requirements applicable to us.

     With regard to the independence determinations discussed above, the board considered the relationship of Messrs. Anderson and McNamee with Elevation as described in the “Security Ownership of Certain Beneficial Owners and Management” section in this proxy statement. The board also considered the potential payments of up to $50,000 to a company affiliated with Mr. Kelvie for consulting services to be provided to Move.

     The board of directors held a total of eight meetings during the year ended December 31, 2008. During that period, each director attended at least 75% of the aggregate of the total number of meetings of the board (held during the period for which he or she was a director) and the total number of meetings of all board committees on which that director served (during the periods that he or she served), except for Ms. Laybourne who attended 73% of such meetings.

      The board has the following standing committees: an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended; a Management Development and Compensation Committee; and a Governance and Nominating Committee. Each of these committees has a written charter, and such charters, as well as our corporate governance guidelines and Code of Conduct and Business Ethics, can be found on our website at http://investor.move.com, by clicking on “Corporate Governance.” The board also established an Executive Committee on June 12, 2008, which is discussed further below.

Audit Committee

      The Audit Committee’s principal functions are to:

  independently and objectively monitor the periodic reporting of our financial condition and results of operations;

  monitor reviews of the adequacy of the accounting and financial reporting processes and systems of internal control conducted by our independent auditors and financial and senior management;

  review and evaluate the independence and performance of our independent auditors;

  approve related party transactions;

  retain and manage the relationship with our independent auditors; and

  facilitate communication among our independent auditors, management and the board of directors.

     Our Audit Committee consists of Messrs. Klein, Willison and Unruh. Each of the members of the Audit Committee meets the standards of independence applicable to audit committee members under applicable SEC rules and NASDAQ listing standards. The board has determined that Mr. Unruh meets the requirements of an “audit committee financial expert” as defined in SEC rules and regulations. The Audit Committee held sixteen meetings during 2008.

Management Development and Compensation Committee

     The Management Development and Compensation Committee’s principal functions are to:

  review the ongoing development of our leadership development programs, succession planning, mission statement and operating values;

  review and approve goals and objectives relevant to the chief executive officer’s compensation, evaluate his performance in light of those goals and objectives, and set his compensation level (including, but not limited to, salary, long-term and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, and change in control or other severance plans, as the committee deems appropriate) based on this evaluation;

  review and approve our overall compensation policies, including as they relate to the board, our chief executive officer and other executive and senior officers and employees;

  review and approve the compensation levels for executive officers (including, but not limited to, salary, long-term and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, and change in control or other severance plans, as the committee deems appropriate); and

  administer and make recommendations to the board with respect to our incentive-compensation plans and equity-based compensation plans.

      Our Management Development and Compensation Committee consists of Messrs. Hanauer and Willison, and also Mr. Anderson who was named to the Committee by our Board on March 26, 2009. Each of these directors is a non-employee director within the meaning of Section 16 of the Securities Exchange Act, an outside director within the meaning of Section 162(m) of the Internal Revenue Code, and an independent director under applicable NASDAQ listing standards. The Management Development and Compensation Committee held sixteen meetings during 2008. The Management Development and Compensation Committee may delegate to the extent permitted by applicable law, SEC rules and Nasdaq listing standards, to one or more members of the committee or to an officer, the power to designate officers and employees of the Company and its subsidiaries who will receive awards, and the number and type of awards, under the Company’s incentive compensation plans and equity-based incentive plans. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of the committee’s processes and procedures.

Governance and Nominating Committee

      The Governance and Nominating Committee’s principal functions are to:

  identify and make recommendations to the board of directors on individuals qualified to serve as our board members;

  review and re-evaluate our corporate governance guidelines at least twice per year;

  review and recommend the re-nomination of incumbent directors;

  review and recommend appointments to other committees;

  lead the board in its annual review of the board’s performance; and

  perform other tasks, such as studying the size, committee structure, or meeting frequency of the board.

      Our Governance and Nominating Committee consists of Messrs. Hanauer and Kelvie, and Ms. Laybourne, and also Mr. McNamee who was named to the Committee by our Board on March 26, 2009. Each of these directors is an independent director under applicable NASDAQ listing standards. The committee held three meetings during 2008.

     The Governance and Nominating Committee will consider all stockholder recommendations for candidates for the board of directors, which should be sent by stockholders to the Governance and Nominating Committee in the care of our secretary, in accordance with the applicable timeliness and information requirements of our bylaws, Delaware law, and the SEC rules. To facilitate consideration by the Governance and Nominating Committee, the recommendation should also be accompanied by a full statement of the qualifications of the recommended nominee and the consent of the recommending stockholder to be named in our proxy materials. In addition to considering candidates suggested by stockholders, the Governance and Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others.

     Potential new directors are identified, screened, recommended, and nominated by the Governance and Nominating Committee. The Governance and Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. Any vacancy on the board of directors will be filled by the affirmative vote of a majority of the board members then in office, unless otherwise required by law or if the board determines that the vacancy may be filled by the stockholders.

     In addition to the mandatory retirement age of 75, the Governance and Nominating Committee has adopted the following criteria for the evaluation of director nominees:

  the board of directors as a whole shall be appropriately diverse with members coming from targeted industries and a variety of career paths and skill sets, including experience in business and management, leadership and strategic planning and crisis response;

  the board of directors seeks to attract members from several industries, including technology, the Internet, real estate, real estate finance or related activities, financial services, media, marketing, accounting and finance, education and other core industries related to Move;

  that a preponderance of the board’s members will have occupied positions in senior management, including CEO positions, with companies engaged in the industries referenced above and that the related companies will have generated at least $250 million in revenues annually;

  all board members must be able to meet the time commitment of active board responsibility, and no candidate will be nominated for director if the board determines that such candidate serves on a number of other boards of directors, or has extensive other obligations, that prevent such candidate from meeting the time commitments required for service on the board;

  the board seeks members representing a diversity of skill sets in order to both enable the board to consider the variety of issues it expects to consider, as well as to offer management the kinds of resources they may need to operate more effectively; and

  board members are sought who possess personal integrity and high moral and ethical standards, and who can be expected to be committed to represent the long-term interests of stockholders.

      The board provides a process for stockholders to send communications to the entire board or any of the directors individually. Stockholders may send written communications to the board, or to any of the individual directors, in the care of our secretary. All communications will be compiled by the secretary and are forwarded to the addressees or distributed at the next scheduled board meeting.

      The board of directors encourages its members to attend our annual meeting of stockholders. Messrs. Hanauer, Anderson, Kelvie, Klein, Long, McNamee, Unruh, Willison and Mses. Laybourne and Whatley attended our 2008 annual meeting.

Executive Committee

     On June 12, 2008, the Board formed an Executive Committee as an ad hoc committee. Its principle functions were to:

  monitor the Company’s progress towards achieving the desired results;

  ensure that management’s focus is aligned with the board’s expectations; and

  report to the board, for its approval, any changes to previous board actions, such as modifications to the Company’s annual plan.

     Our Executive Committee consisted of Messrs. Hanauer and Willison. Each of these directors is a non-employee director within the meaning of Section 16 of the Securities Exchange Act, an outside director within the meaning of Section 162(m) of the Internal Revenue Code, and an independent director under applicable NASDAQ listing standards. The committee held twelve meetings during 2008 and does not contemplate any future meetings.

Director Compensation

     Non-employee directors (other than any director who is entitled to a seat on our board of directors on a contractual basis) receive an annual retainer of $25,000 in cash, which is paid in quarterly installments. Each committee chair receives an additional annual retainer of $5,000 in cash, except the chair of the Audit Committee, who receives $10,000. Each non-employee director (other than any director who is entitled to a seat on our board of directors on a contractual basis) also receives $1,500 in cash for each board meeting that the director attends in person ($1,000 if the meeting is a telephonic meeting, or if the board member telephonically attends a meeting not arranged as a telephonic meeting) and that requires a significant commitment of time. Each member of the board’s Audit Committee receives $2,000 for attending an Audit Committee meeting ($1,500 if the meeting is a telephonic meeting, or if the committee member telephonically attends a meeting not arranged as a telephonic meeting) that requires a significant commitment of time. Each member of any other committees of the board receives $1,500 for each committee meeting attended ($1,000 if the meeting is a telephonic meeting, or if the committee member telephonically attends a meeting not arranged as a telephonic meeting) that requires a significant commitment of time. Mr. Hanauer, in his capacity as chairman of our board, receives an additional annual retainer of $70,000 in cash, paid in quarterly installments.

     In June 2008, each non-employee director (other than any director who is entitled to a seat on our board of directors on a contractual basis) was granted 18,146 restricted shares of our common stock under our 1999 Stock Incentive Plan. Mr. Hanauer, in his capacity as chairman of our board, was granted an additional 18,146 restricted shares. Mr. Berkowitz, as a newly-elected director, received an additional 15,625 restricted shares. Each restricted stock award will vest three years after the grant date. However, (i) all such restricted stock will immediately vest if the director is not nominated for re-election, is nominated for re-election but is not elected, or must resign due to health reasons, or upon such director’s death, (ii) a pro rata portion of such unvested restricted stock that was granted on June 12, 2008, will immediately vest upon the director’s resignation or termination due to business conflicts with the Company, and (iii) a director’s entitlement to all such unvested restricted stock will terminate immediately upon the director’s resignation or termination for other reasons. No stock options have been granted to directors since 2003. Our employee directors do not receive any compensation for their services as a director.

     On March 25, 2009, our board granted each member of its Executive Committee 30,000 restricted shares of our common stock as additional compensation for service on the Executive Committee during 2008. One-half of such shares vested immediately on the grant date (which was March 25, 2009) and the other half will vest on the one-year anniversary of the grant date. However, as to such other half: (i) such restricted stock will immediately vest if the committee member is not nominated for re-election as a director, is nominated for re-election as a director but is not elected, or must resign as a director due to health reasons, or upon such committee member’s death; (ii) a pro rata portion of such unvested restricted stock will immediately vest upon the committee member’s resignation or termination as a director due to business conflicts with the Company; and (iii) a committee member’s entitlement to all such unvested restricted stock will terminate immediately upon the committee member’s resignation or termination as a director for other reasons.

      The following table summarizes the cash and other compensation paid by the Company in 2008 to the members of the board of directors for all services in all capacities, other than to Mr. Long, whose compensation is disclosed in the “Summary Compensation Table,” below, in this proxy statement.

	Fees Earned or		Option
	Paid in Cash	Stock Awards	Awards	Total
Name	($) (1)	($) (2)	($) (2)	($)
Joe F. Hanauer	145,000	104,436	—	249,436
Fred D. Anderson	—	—	—	—
Steven H. Berkowitz (3)	17,500	18,010	—	35,510
William E. Kelvie	38,000	52,140	—	90,140
Kenneth K. Klein	69,500	52,140	—	121,640
Geraldine B. Laybourne	34,500	62,072	—	96,572
Roger B. McNamee	—	—	—	—
V. Paul Unruh	59,000	52,140	—	111,140
Bruce G. Willison	91,500	52,140	—	143,640
Catherine B. Whatley	—	—	—	—
L. John Doerr (4)	13,500	(67,411)	—	(53, 911)
Thomas M. Stevens (5)	—	—	—	—

____________________

(1)	Consists of the following amounts (which are described in the narrative preceding the table):

		Committee
	Annual Retainer	Chair Retainer	Meeting Fees
Director	($)	($)	($)
Hanauer	95,000	5,000	45,000
Anderson	—	—	—
Berkowitz	12,500	—	5,000
Kelvie	25,000	—	13,000
Klein	25,000	10,000	34,500
Laybourne	25,000	—	9,500
McNamee	—	—	—
Unruh	25,000	—	34,000
Willison	25,000	5,000	61,500
Whatley	—	—	—
Doerr	12,500	—	1,000
Stevens	—	—	—

(2)

Reflects the dollar amount recognized by the Company as an expense in 2008 for financial statement reporting purposes relating to restricted stock awards. The fair values of all restricted stock awards, and the related amounts expensed in 2008, were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R). The assumptions used in determining these amounts are set forth in Note 13 to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC. Mr. Berkowitz’s stock awards were granted for his services as a director, not as our CEO. Mr. Doerr forfeited 40,000 shares of restricted stock in connection with his resignation, and therefore the table includes a reversal of prior expense.

     The following table shows the restricted stock awarded to each director during 2008, other than to Mr. Long, whose compensation is disclosed in the “Summary Compensation Table,” below, in this proxy statement:

			Grant Date Fair
			Value of Restricted
		Number of Shares	Stock Award
Name	Grant Date	(#)	($)
Hanauer	06/12/2008	36,292	105,246
Anderson	—	—	—
Berkowitz	06/12/2008	18,146	52,623
	06/17/2008	15,625	45,938
Kelvie	06/12/2008	18,146	52,623
Klein	06/12/2008	18,146	52,623
Laybourne	06/13/2008	18,146	52,623
McNamee	—	—	—
Unruh	06/12/2008	18,146	52,623
Willison	06/12/2008	18,146	52,623
Whatley	—	—	—
Doerr	—	—	—
Stevens	—	—	—

     The aggregate numbers of stock options and shares of restricted stock (i.e., those shares that have not yet vested as described above) held by each director as of December 31, 2008 are reflected in the following table, other than to Mr. Long, whose compensation is disclosed in the “Summary Compensation Table,” below, in this proxy statement:

Director	Stock Options	Restricted Stock
Hanauer	222,500	86,292
Anderson	—	—
Berkowitz	—	33,771
Kelvie	45,000	43,146
Klein	76,000	43,146
Laybourne	—	52,646
McNamee	—	—
Unruh	40,000	43,146
Willison	40,000	43,146
Whatley	—	—
Doerr	—	—
Stevens	—	—

(3)	Mr. Berkowitz was elected a director at our 2008 Annual Meeting.

(4)	Mr. Doerr’s term as a director ended on June 12, 2008, consistent with his decision not to stand for re-election at our 2008 Annual Meeting.

(5)

Mr. Stevens’ term as a director ended on June 12, 2008, consistent with the NAR’s decision to elect Ms. Whatley to succeed him at our 2008 Annual Meeting. As the holder of the sole share of Series A preferred stock in the Company, the NAR has the right to elect one director to our board.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information relating to beneficial ownership of our voting securities as of April 27, 2009 (the Record Date), by each stockholder known by us to be the beneficial owner of 5% or more of any class of our voting securities,

  each of our directors,

  each of the executive officers listed in the “Summary Compensation Table” in this proxy statement, and all of our directors and executive officers as a group.

     Unless otherwise noted, the address for each stockholder listed is c/o Move, Inc., 30700 Russell Ranch Road, Westlake Village, California 91362.

				Shares of Series A			Shares of Series B
	Shares of Common Stock			Preferred Stock (1)			Preferred Stock (2)
	Beneficially Owned			Beneficially Owned			Beneficially Owned
Name of Beneficial Owner	Number		Percent	Number		Percent	Number		Percent
The D3 Family Funds	28,155,339	(3)	18.38%	—		—	—		—
19605 NE 8th Street
Camas, WA 98607
Roger B. McNamee	27,114,579	(4)(5)	15.07%	—		—	112,340.19	(6)	100%
Elevation Partners, L.P.	26,747,664	(5)	14.86%	—		—	112,340.19	(6)	100%
2800 Sand Hill Road
Suite 160
Menlo Park, CA 94025
Fred D. Anderson	26,747,664	(5)	14.86%	—		—	112,340.19	(6)	100%
FMR LLC	21,475,134	(7)	14.02%	—		—	—		—
82 Devonshire Street
Boston, MA 02109
TCS Capital GP, LLC	15,225,201	(8)	9.94%	—		—	—		—
888 Seventh Avenue
Suite 1504
New York, NY 10019
W. Michael Long	9,940,808	(9)	6.10%	—		—	—		—
AXA Financial, Inc.	7,076,672	(10)	4.62%	—		—	—		—
1290 Ave. of the Americas
New York, NY 10104
National Association of REALTORS®	3,855,329		2.52%	1		100%	—		—
430 North Michigan Ave.
Chicago, IL 60611
Catherine B. Whatley	3,855,329	(11)	2.52%	1	(12)	100%	—		—
Lewis R. Belote, III	2,910,351	(13)	1.86%	—		—	—		—
Lorna Borenstein	3,149,072	(14)	2.02%	—		—	—		—
Steven H. Berkowitz	1,883,771	(15)	1.22%	—		—	—		—
Joe F. Hanauer	1,012,928	(16)	*	—		—	—		—
Errol Samuelson	795,438	(17)	*	—		—	—		—
James S. Caulfield	500,468	(18)	*	—		—	—		—
Bruce G. Willison	198,446	(19)	*	—		—	—		—
Kenneth K. Klein	191,446	(20)	*	—		—	—		—
V. Paul Unruh	168,446	(21)	*	—		—	—		—
William E. Kelvie	160,446	(22)	*	—		—	—		—
Geraldine B. Laybourne	52,646	(23)	*	—		—	—		—
All 13 directors and executive
officers as a group (24)	38,844,294		%	1		100%	112,340.19		100%

____________________

*	Represents beneficial ownership of less than 1%.

(1)

We have authorized the issuance of one share of Series A Preferred Stock, which is held by the National Association of REALTORS®. Although the Series A preferred stockholder is generally not entitled to notice of any stockholders’ meetings or to vote on any matters with respect to any question upon which holders of our common stock or of any other series of our preferred stock have the right to vote, except as may be required by law (in which case, the Series A Preferred Stock would have one vote per share and would vote together with the common stock as a single class), the holder of Series A Preferred Stock is entitled to elect one member of our board of directors.

(2)

By virtue of their ownership of all of the outstanding shares of our Series B Preferred Stock, Elevation currently has the right to elect two of our directors. In addition, the Series B Preferred Stock votes as a single class with the common stock on any matter to come before the stockholders of the Company, with each share of Series B Preferred Stock being entitled to cast a number of votes equal to the number of shares of Common Stock into which it is then convertible. Pursuant to the Elevation Stockholders Agreement, Elevation is required to vote their shares in the manner recommended by the board of directors with respect to the election or removal of directors, other than any directors designated by them.

(3)

The information shown is as of November 25, 2008 and is based upon information disclosed by, D3 Family Fund, L.P., D3 Family Bulldog Fund, L.P., D3 Family Canadian Fund, L.P., DIII Offshore Fund, L.P., Nierenberg Investment Management Company, Inc., Nierenberg Investment Management Offshore, Inc., and David Nierenberg in an amendment to a Schedule 13D filed with the SEC on December 1, 2008 [and subsequent Form 4 filings]. Such persons reported that the D3 Family Fund, L.P. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 4,068,230 shares of our common stock; and that D3 Family Bulldog Fund, L.P. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 17,716,570 shares of our common stock; and that D3 Family Canadian Fund, L.P. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 1,865,393 shares of our common stock; and that DIII Offshore Fund, L.P. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 4,505,146 shares of our common stock; and that Nierenberg Investment Management Company, Inc. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 28,155,339 shares of our common stock; and that Nierenberg Investment Management Offshore, Inc. has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 4,505,146 shares of our common stock; and that David Nierenberg has shared power to dispose or to direct the disposition of and shared power to vote or direct the voting of 28,155,339 shares of our common stock.

(4)

Includes 15,650 shares of common stock owned by the Roger and Ann McNamee Trust UTAD 3/27/96. Mr. McNamee and his wife are trustees of this trust. Also includes 351,265 shares of common stock held by two Integral Capital Partners investment funds of which Mr. McNamee is a manager of the general partner. Mr. McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

(5)

Pursuant to Rule 13d-3 under the Exchange Act, Elevation Partners, L.P. (“Elevation Partners”) may be deemed to beneficially own 26,741,781 shares of our common stock, which is issuable upon conversion of the Series B Preferred Stock held by Elevation Partners. Pursuant to Rule 13d-3 under the Exchange Act, Elevation Employee Side Fund, LLC (“Side Fund”) may be deemed to beneficially own 5,883 shares of our common stock, which is issuable upon conversion of the Series B Preferred Stock held by Side Fund.

Each of Mr. Anderson and Mr. McNamee, our two Series B Directors, as well as each of Marc Bodnick, Paul Hewson, and Bret Pearlman (collectively, the “Managers”) is a manager of Elevation Associates, LLC (“Elevation LLC”), which is the sole general partner of Elevation Associates, L.P. (“Elevation GP”). Elevation GP is the sole general partner of Elevation Partners. Each of the Managers, including Messrs. Anderson and McNamee, is a manager of Elevation Management, LLC (“Elevation Management”), which is the sole managing member of Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be

deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

Elevation Partners, Elevation GP and Elevation LLC have sole power to dispose and to direct the disposition of, and sole power to vote and direct the voting of 26,741,781 shares of our common stock. Side Fund and Elevation Management have sole power to dispose and to direct the disposition of and sole power to vote and direct the voting of 5,883 shares of our common stock. Each of the Managers has shared power to dispose and to direct the disposition of and shared power to vote and direct the voting of the 26,747,664 shares of our common stock held by Elevation Partners and Side Fund.

(6)

Includes approximately 112,315.48 shares of Series B Preferred Stock held by Elevation Partners and approximately 24.71 shares of Series B Preferred Stock held by Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

(7)

The information shown is as of December 31, 2008, and is based upon information disclosed by FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company, and Fidelity Mid Cap Stock Fund in an amendment to a Schedule 13G filed with the SEC on February 17, 2009. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 19,954,344 shares of our common stock as a result of acting as investment adviser to various investment funds. The ownership of one investment company, Fidelity Mid Cap Stock Fund, amounted to 14,154,900 shares of our common stock. Such persons reported that Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds, each have sole power to dispose or to direct the disposition of 19,954,344 shares of our common stock. Sole power to vote these shares resides in the respective boards of trustees of the funds that have invested in the shares. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 218,640 shares of our common stock. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 218,640 shares and sole power to vote or to direct the voting of 218,640 shares of our common stock owned by the accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 1,283,827 shares of our common stock. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 1,283,827 shares of our common stock and sole power to vote or to direct the voting of 1,283,827 shares of our common stock owned by the accounts managed by PGATC.

(8)

The information shown is as of December 31, 2008 and is based upon information disclosed by TCS Capital Investments, L.P., TCS Capital GP, LLC and Eric Semler in an amendment to a Schedule 13G filed with the SEC on February 17, 2009. Such persons reported that Eric Semler has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 15,225,201 shares of our common stock and that TCS Capital GP, LLC has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 15,225,201 shares of our common stock and that TCS Capital Investments, L.P. has sole power to dispose or to direct the disposition of and sole power to vote or direct the voting of 9,209,647 shares of our common stock.

(9)	Includes 9,750,000 shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009.

(10)

The information shown is as of November 30, 2008 and is based upon information disclosed by AXA Assurances I.A.R.D. Mutuelle AXA Assurances Vie Mutuelle, (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. in an amendment to a Schedule 13G filed with the SEC on December 10, 2008. Such persons reported that AXA Financial, Inc. and other members of the filing group have sole power to dispose or to direct the disposition of 7,076,672 shares of our common stock and sole power to vote or direct the voting of 3,900,168 shares of our common stock through the holdings of their subsidiaries, AllianceBernstein L.P. and AXA Equitable Life Insurance Company. AllianceBernstein L.P. is deemed to have sole power to vote or direct the voting of 3,695,791 shares of our common stock and sole power to dispose or direct the disposition of 6,645,603 shares of our common stock. AXA Equitable Life Insurance Company is deemed to have sole power to vote or direct the voting of 204,377 shares of our common stock and sole power to dispose or direct the disposition of 431,069 shares of our common stock. The address of the Mutuelles AXA is 26, rue Drougot, 75009 Paris, France and the address of AXA is 25, Avenue Matignon, 75008 Paris, France.

(11)

Includes 3,855,329 shares of common stock held by the National Association of REALTORS®, of which Ms. Whatley currently serves as a director. Ms. Whatley disclaims beneficial ownership of all of these shares.

(12)

Includes one share of Series A Preferred Stock held by the National Association of REALTORS®, of which Ms. Whatley currently serves as a director. Ms. Whatley disclaims beneficial ownership of all of these shares.

(13)	Includes 2,880,000 shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009.

(14)	Includes 3,000,000 shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009.

(15)

Includes 1,133,771 shares of restricted stock that are subject to vesting and non-transferable as of the Record Date. Also includes 750,000 shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009.

(16)

Includes 101,292 shares of restricted stock that are subject to vesting and non-transferable as of the Record Date. Also includes 222,500 shares issuable upon the exercise of options that are held by Mr. Hanauer that are vested and exercisable as of June 26, 2009. Also includes 406,348 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in this entity.

(17)	Includes 793,750 shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009.

(18)	Includes 500,468 shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009.

(19)

Includes 58,146 shares of restricted stock that are subject to vesting and non-transferable as of the Record Date. Also includes 40,000 shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009.

(20)

Includes 43,146 shares of restricted stock that are subject to vesting and non-transferable as of the Record Date. Also includes 76,000 shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009.

(21)

Includes 43,146 shares of restricted stock that are subject to vesting and non-transferable as of the Record Date. Also includes 40,000 shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009.

(22)

Includes 43,146 shares of restricted stock that are subject to vesting and non-transferable as of the Record Date. Also includes 45,000 shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009.

(23)	Includes 52,646 shares of restricted stock that are subject to vesting and non-transferable as of the Record Date.

(24)

The group does not include Mr. Long nor Ms. Borenstein since each of them ceased to be an executive officer prior to April 27, 2009. Includes shares issuable upon the exercise of options that are vested and exercisable as of June 26, 2009. Also includes shares of our common stock issuable upon conversion of the Series B Preferred Stock held by Elevation Partners and Side Fund, which shares are deemed to be beneficially owned by Mr. Anderson and Mr. McNamee as described in footnote 5 above.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policy Overview

     The Company’s Management Development and Compensation Committee (the “Committee”) of the board of directors acts on behalf of the board to discharge the board’s responsibilities relating to management development and compensation of the Company’s executive officers and directors. The Committee reviews and sets base salary levels, target bonuses, and other elements of compensation for the chief executive officer (“CEO”) and other named executive officers of the Company each year. The Committee also administers the Company’s incentive and equity plans for all employees, including the Homestore.com, Inc. 1999 Stock Incentive Plan and the Homestore.com, Inc. 2002 Stock Incentive Plan (collectively, the “Stock Incentive Plans”). In administering the Stock Incentive Plans and reviewing and setting the total compensation packages for Company executive officers, the Committee looks to several performance factors and objectives, which are described below. Generally, these same factors are used in determining the compensation for employees throughout the Company.

     The Committee’s philosophy and objective in compensating executive officers of the Company is to achieve Company success by attracting, motivating, rewarding and retaining key executives and employees. The Committee believes that it can achieve such success by relating compensation to Company and individual performance, and increases in stockholder value. Consistent with this philosophy, the Committee believes that to help the Company become a strong, profitable and attractive enterprise, a proper combination of cash and equity compensation provides the best incentive to attract talented executive management, encourage outstanding performance and align management and stockholder interests.

Compensation Objectives

     The objective of our compensation program is to relate compensation to corporate, business unit and individual performance, and increases in stockholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. In furtherance of this objective, our program is designed to “pay for performance,” align the interests of our executive officers with those of our stockholders and retain the services of executives upon whose special effort the successful operation of the Company is largely dependent. Compensation paid to our executive officers reflects the level of job responsibility, as well as individual and Company performance. As employees progress to higher levels in the Company, we believe that an increasing proportion of their pay should be linked to Company performance and stockholder returns since they are more able to affect the Company’s results. Because the Named Executive Officers (defined below, under “Summary Compensation Table”) have the ability to make the most significant impact on stockholder value, a greater amount of their compensation is related to Company performance.

     Pay for Performance

     The Committee believes compensation should incentivize and reward performance. Accordingly, the Committee designs our compensation programs to provide increased compensation for outstanding individual and Company performance. Likewise, where individual and/or Company performance falls short of expectations, the programs provide lower compensation. However, the objectives of pay-for-performance and retention must be balanced such that in periods of temporary downturns in Company performance, the programs should ensure that successful high-achieving employees at all levels of the Company will remain motivated and committed to the Company.

     Key compensation elements that are tied to both the Named Executive Officer’s performance and the Company’s performance include:

  a base salary that may be increased based on a review of the executive’s performance in his or her specific role with the Company;

  a cash bonus that is based on an assessment of the executive’s performance against pre-determined quantitative and qualitative measures, within the context of the Company’s overall performance;

  equity incentive compensation in the form of stock options, the value of which is determined by the performance of the Company’s common stock, and that are subject to vesting schedules that require continued employment with the Company for specified time periods for vesting to occur;

  equity incentive compensation in the form of restricted stock, which is sometimes granted to attract or retain key executives, such as the Chief Executive Officer. Restricted stock, when granted to executive officers, generally may not be sold by the executive for a period of a year or more, or as to specified numbers of shares, vests only according to a vesting schedule that requires continued employment with the Company for a specified period (or periods) of time for vesting to occur; and

  equity compensation in the form of performance-based restricted stock units (“RSUs”) which will not vest unless the Company meets certain Adjusted EBITDA (“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, and certain other non-cash and non-recurring items, principally impairment charges, restructuring charges, litigation settlement charges, and stock-based compensation charges) and revenue targets for the applicable fiscal year(s).

     Base salary and cash bonuses are designed to reward annual achievements and reflect the Named Executive Officer’s contribution to Company performance, level of responsibility, experience and effectiveness. Our other elements of compensation are designed to retain and motivate executives to achieve greater long term results.

     Alignment with Stockholder Interests

     The Committee seeks to align the interests of our Named Executive Officers with those of our stockholders by evaluating executive performance on the basis of key financial measurements that it believes closely correlate with long-term stockholder value. The primary compensation element used to align the Named Executive Officer’s interests with our stockholders is equity incentive compensation in the form of stock options and RSUs. In addition, the Company’s stock ownership and holding requirements further this objective.

     Retention of Key Employees

     Compensation should foster long-term employee commitment to the Company’s sustained success. Although many Company employees receive a mix of both annual and long-term incentives, employees at higher levels have a greater proportion of their compensation tied to longer-term performance because they are in a position to have a more substantial influence on long-term results. Key elements of compensation tied to the retention of our Named Executive Officers include:

  extended vesting terms for equity incentive compensation, such as stock options and at times restricted stock; and

  RSU grants that vest only if the executive remains employed with the Company and the Company achieves certain financial performance targets for the applicable fiscal year.

     Additional Compensation Considerations

     Our compensation philosophy for all employees also applies to our Named Executive Officers, and includes:

  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

  Compensation policies should be clear to employees. In order for compensation to be an effective motivator, employees should understand how their efforts and Company performance can affect their pay.

  Compensation and benefit programs should be fair and equitable. Although programs and individual pay levels will by their nature reflect differences in job responsibilities, the given market or geographic region, and related considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization. Perquisites for executives should be rare and limited to those that are important to the executive’s ability to effectively carry out his or her responsibilities.

The Committee’s Processes

     The Committee utilizes a number of processes to ensure the Company’s executive compensation program achieves its objectives. Among them are:

     Establishing and Assessing Company Performance

     The Committee reviews prior Company financial performance to assist in establishing the total compensation ranges at the outset of the year, as well as to determine cash incentive awards at the end of the year. The Committee annually makes the determination as to which financial measures to use from the following group: revenue and/or revenue growth; Adjusted EBITDA; net income and/or growth; earnings per share; operating cash flow; return on income; return on equity; and overall economic performance and growth in the industry. In 2008, the Committee used revenue and Adjusted EBITDA to measure overall corporate financial results. The Committee chose Adjusted EBITDA and revenue over the previously used cash operating income as a more appropriate measure to reflect overall Company financial goals and performance.

     In reviewing the applicable financial measures each year, the Committee generally relies upon the pre-determined formula discussed below with respect to the basis for payments under the cash incentive bonus plans, but uses its discretion and may take into account other factors such as short-term changes in the business or economic environment, and individual officer contributions and performance. The formula allocates a certain percentage of the potential bonus to the Company performance elements, as well as a percentage to the individual performance element. The Committee establishes the weighting of the elements based upon the person’s position and ability to influence overall Company and/or business unit performance.

     In order to establish the specific Company and business unit financial targets on which the potential bonuses are based, the executives present a proposed Company financial plan to the Committee. The Committee reviews the proposed plan to confirm the adequacy of the financial targets and to evaluate whether the plan presents an appropriate challenge, without unnecessary risk, in light of the given economic and industry environment and the Company’s relative strategic position. The Committee then provides its modifications to management before approving the final financial plan.

     Establishing and Assessing Individual Performance

     Individual performance has a strong impact on the compensation of all employees, including the Named Executive Officers. With respect to the CEO, the Committee meets with the CEO in executive session annually at the beginning of the year to agree upon the CEO’s performance objectives (both individual and Company). At the end of the year, the Committee meets in executive session to conduct a performance review of the CEO, based on achievement of the agreed-upon objectives for the year, including the CEO’s self-evaluation, and a summary of the evaluations made by the other members of the board of directors. The assessment of the CEO is therefore conducted by the entire board and communicated to the CEO.

     For the other Named Executive Officers, the Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on its and the board’s interactions with the executive officers over the course of the year. As with the CEO, the performance evaluation of these executives is based on achievement of pre-determined Company and individual objectives based on a percentage formula allocating potential bonus amounts to Company, business unit and/or individual performance targets. At the beginning of the year, the CEO solicits the personal objectives from each of the Named Executive Officers and then reviews these objectives to insure they are appropriate for the officer and the Company, providing modifications or additional objectives as he believes necessary prior to sending to the Committee to review. The Committee evaluates the proposed objectives, providing its own modifications and additions in order to confirm that each executive is setting suitable objectives. With respect to these individual objectives, the Committee focuses on establishing personal criteria that are specific, challenging but achievable, and further the development of the individual as an executive, as well as the Company’s business plan. At the end of the year, each executive provides a performance self-evaluation measured against the executive’s pre-specified objectives. The CEO reviews each executive’s performance and may modify the executive’s own assessment as the CEO believes appropriate for presentation to the Committee. The CEO provides his or her assessment of performance to the Committee along with the corresponding recommended bonus amount based on the pre-established potential percentage and the extent to which such executive has or has not met the delineated objectives. The Committee then provides its own performance evaluation of the Named Executive Officers to determine their total compensation. The full board also receives the CEO’s assessment of the other Named Executive Officers, but does not play a role in determining the compensation for those executives, with the exception of the Chief Financial Officer (“CFO”), for which the Audit Committee chairperson is consulted since the CFO’s individual performance objectives consistently include support of the Audit Committee’s activities throughout the year.

     Benchmarking

     The Committee considers competitive market compensation paid by other companies within the Company’s peer group, but does not attempt to maintain a target percentile within a peer group or otherwise rely on that data to determine executive compensation. In 2006, the Committee reviewed our compensation practices against a peer group of companies in conjunction with the retention of a compensation consultant, Radford Surveys + Consulting (“Radford”). Radford selected the peer group consisting of twenty-one companies in related industries reflective of our business model and competitive talent market, with revenues of approximately $200 million to $1 billion. The following companies comprised the full peer group:

1-800-Flowers.com; Alloy; aQuantive; CheckFree; CNET Networks; FactSet Research Systems; CSI Commerce; InfoSpace; InfoUSA; Interactive Data; Martha Stewart Omnimedia; Monster Worldwide; NetBank; Netflix; Priceline.com; PRIMEDIA; SAVVIS; United Online; ValueClick; ValueVision Media; and Zones.

     Radford then analyzed published surveys and publicly available data to review the overall executive compensation programs of these companies in comparison with the Company’s practices in order to make compensation recommendations to the Committee, as discussed below.

     Role of Compensation Consultant

     Periodically, the Committee may utilize an outside compensation consultant to assist in reviewing and establishing compensation programs for the Named Executive Officers. In 2006, the board requested that the Committee recommend a comprehensive equity incentive program for the Company’s senior management team. The Committee retained Radford to assist in preparing such a program. Radford made an assessment of the Company’s overall executive compensation structure including base salary, total cash awards, existing long-term incentives, the value of current executive equity holdings, and historical equity usage, including the total expense and impact to earnings per share. The Committee and Radford analyzed this assessment relative to the peer group, the parameters recommended by proxy consulting firms such as Institutional Shareholder Services, the current business needs, and long-term Company strategy. Based on this review and analysis, as discussed below under “Equity Incentives,” in 2006 the Committee recommended to the board maintaining existing base salaries and cash incentive levels, but granting a combination of time-vested stock options and performance-based RSUs contingent on achieving certain Company financial targets in 2008. In 2008, the Committee continued to rely on the 2006 Radford assessment by adhering to the equity incentive plan established in 2006 and retaining existing base salaries for Named Executive Officers.

     The Company’s executives did not participate in the selection of Radford and, except for the foregoing, the Company does not receive any other services from Radford with respect to executive compensation. The Company has not used the services of any other compensation consultant in matters affecting Named Executive Officer or director compensation. In the future, the Company or the Committee may engage or seek the advice of Radford or other compensation consultants.

     Role of Executive Officers in Compensation Determinations

     As noted above, the CEO and the Committee together assess the performance of the other Named Executive Officers and determine their compensation, following an initial recommendation from the CEO. The full board also receives the CEO’s assessment of the other executives, but does not play a role in determining the compensation for those executives, with the exception of the CFO, for which the Audit Committee chair is consulted.

Elements Used to Achieve Compensation Objectives

     Described below are the elements of compensation the Committee uses to achieve the compensation objectives discussed above.

     Annual cash compensation

  Base Salary

     Base salary is the fixed element of the executive’s annual cash compensation. The value of base salary reflects the Named Executive Officer’s level of responsibility, relative experience and breadth of knowledge, and internal pay equity. Base salaries are evaluated annually but are not automatically increased if the Committee believes that other elements of compensation, such as cash or equity incentives, are more appropriate in light of our stated compensation program objectives. This strategy is consistent with the Company’s primary intent of weighting compensation towards achieving performance objectives.

  Cash Incentive

     The Committee, with input from the CEO, annually establishes a bonus plan for each Named Executive Officer. The bonus plan sets forth the executive’s individual and Company performance goals and bonus potential. Our Named Executive Officers generally have the opportunity to earn a cash incentive bonus equal to 100% of their base salary by achieving the target level, and up to 200% of their base salary for exceptional performance in excess of target. As discussed under “Executive Compensation for 2008” below, the targets include a Company and/or business unit financial performance element in conjunction with an individual performance element. Because the executive officers have an increased ability to affect financial results, the Committee links a substantial proportion of their incentive compensation to the Company or business unit financial performance. The allocated percentage varies based on the executive’s position, and generally reflects the ability that an executive in their position would have to influence business unit or Company performance as applicable. For example, with respect to an executive whose essential function is to manage a certain business unit, the percentage of his or her financial performance element may be more heavily weighted toward the performance of that unit as opposed to the Company as a whole.

     With respect to the individual performance element, as discussed above, the executive is given an opportunity at the beginning of the year to prepare a list of his/her business objectives, and provide these to the CEO, who in turn discusses the objectives with the executive and presents these objectives, with any of his appropriate additional objectives or modifications, to the Committee. Individual performance goals will naturally vary among executives and from year to year, but generally focus on specific strategic and productivity goals, as well as internal and external relationship and leadership goals.

     Equity Awards

  Stock Options and RSUs

     The Company relies heavily on long-term equity based compensation to compensate and incentivize its executive officers. The Committee’s practice is to authorize stock option grants based on employee performance and value to the Company, and to use grants to attract and hire talented professionals in key positions in a highly competitive market. The Committee does not have a policy that creates automatic option grants each year, but instead reviews option awards annually for the executives and other key employees.

     The Committee typically grants stock options to executive officers in connection with significant increases in responsibilities, and periodically to achieve the Company’s retention objective. Grants are based on the executive’s level of responsibility, anticipated future contribution to Company and/or business unit results, past performance, peer group and comparable company data, and other relevant factors. The Committee considers the grant size and the appropriate combination of stock options and RSUs when making award decisions but does not adhere to any set formula for making such allocations.

     When determining the appropriate combination of stock options and RSUs, the Committee also considers the accounting cost of these grants, the number of outstanding shares available for grant, competitive market trends, the status of the executive’s existing equity holdings from prior awards, if any, other components of the executive’s compensation (e.g., by review of tally sheets) and the potential benefits of options and RSUs as a compensation tool.

The Committee believes that combined grants of stock options and RSUs balance its objective of motivating the Named Executive Officers to deliver long-term value to our stockholders, with rewarding the executive’s performance. Stock options have value only to the extent the price of the Company stock on the date of exercise exceeds the price of the Company’s stock on the grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool and align management’s interests with those of stockholders. RSUs offer executives the opportunity to receive shares of Company stock on the date of vesting, but are contingent upon achieving certain Company financial performance targets established by the Committee. In this regard, RSUs serve to reward, motivate and retain executives, since the value of the Company’s stock will tend to be enhanced if the performance targets are met.

  Grant Timing and Price

     In March of 2007, the Committee adopted an option grant policy, which formalized its practice since 2002 of approving all option grants, which are generally non-qualified options, with the exception of specific grant powers delegated to the CEO. The Committee delegated to the CEO the authority to grant stock options of 25,000 or fewer shares to employees, provided that the CEO may not grant options to any officer of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, without the prior approval of the Committee. All grants by the CEO are subsequently reviewed by the Committee. Under the policy, option grants to executive officers and other key employees recommended by the CEO are generally considered annually in connection with the Committee’s year-end review of management performance and executive compensation, notwithstanding the timing of the Company’s annual earnings release or other disclosures. Therefore, we do not coordinate the timing of equity award grants with the release of material nonpublic information.

     Other Elements

  Employment Agreements and Severance Benefits

     The Company has entered into employment agreements and/or executive retention and severance agreements with each of its Named Executive Officers. The agreements allow the Company to retain and attract highly-qualified executives, ensure the continued employment and dedication of these executive officers during potential change-in-control transactions, and generally promote stability among its Named Executive Officers which furthers the Company’s overall success. Change-in-control benefits align executive and stockholder interests by enabling the executives to consider change-in-control arrangements that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transaction would jeopardize their own employment. The potential severance and change-in-control benefits are more fully described below in “Potential Payments upon Termination or Change in Control.” The potential benefit levels established by the Committee are based upon the executive’s annual base and cash incentive salary and generally do not provide severance or any other benefits in excess of one year. In addition, the agreements provide for accelerated vesting of stock options upon certain triggering conditions. The Committee believes the terms and conditions triggering the severance benefits are competitive with similar positions in the Company’s peer group and that these benefits create an appropriate balance to ensure executive commitment to the Company’s business goals. Each Named Executive Officer has also committed not to solicit our employees for a period of one year following the termination of the executive’s employment with the Company.

  Retirement and Welfare Benefits

     The Named Executive Officers are offered the same retirement and welfare benefits as the rest of the Company’s full time employees. These benefits include medical and dental coverage, disability and life insurance and the Move 401(k) Plan. The cost of these benefits is partially borne by the employee, including each Named Executive Officer.

  Perquisites

     Except for Company matching contributions to the 401(k) plan, and Company-paid travel for Mr. Samuelson’s spouse and other Company-paid benefits that were agreed to upon his promotion to President of REALTOR.com®, all as set forth in the “Summary Compensation Table,” below, under the “All Other Compensation” column, the Company currently does not provide perquisites or personal benefits to the Named Executive Officers.

Executive Compensation for 2008

     Utilizing the elements and processes described above, the following is a discussion of the Committee’s 2008 compensation decisions for each of the Named Executive Officers.

     Base Salary

     In 2002, the Company entered into an employment agreement with Mr. Long, providing a base salary of $500,000, and has not increased his base salary.

     In 2002, the Company entered into an employment agreement with Mr. Belote, providing a base salary of $350,000. In June 2007, the Committee increased Mr. Belote’s annual base salary for the first time since his employment commenced, to $385,000. The 10% increase was based on annual base salaries in the Radford study, but also took into account Mr. Belote’s experience, tenure and service to the Company. The Company has not since increased Mr. Belote’s base salary.

     On April 26, 2007, the Company entered into an employment agreement with Ms. Borenstein, providing a base salary of $450,000, and has not increased her base salary.

     Mr. Samuelson has been employed with the Company since August 2003, originally managing three software subsidiaries, including Top Producer. In February 2007, the Company promoted Mr. Samuelson to Executive Vice President and President of both REALTOR.com® and Top Producer and assumed responsibility for the entire Real Estate Services segment. In conjunction with these increased responsibilities and in recognition of the outstanding services Mr. Samuelson has consistently provided the Company, his base salary was increased to $325,000, effective February 22, 2007. In determining the amount of his annual base pay the CEO and Committee looked to his immediate predecessor’s base pay, as well as whether this compensation was consistent with the position and the competitive market based on Mr. Samuelson’s experience and value to the Company. The Company has not since increased Mr. Samuelson’s base salary.

     Mr. Caulfield has been employed with the Company since February, 2004, originally as Vice President, Senior Corporate Counsel, in our Legal Department. In March, 2006, he was promoted to Senior Vice President, Deputy General Counsel and Assistant Secretary, positions he held through October, 2006. In October, 2006, Mr. Caulfield was promoted to serve as the Company’s Executive Vice President, General Counsel and Secretary. In conjunction with these increased responsibilities and in recognition of his many contributions to the Company, his salary was increased to $275,000 effective as of December 1, 2006. In determining the amount of his annual base pay the Committee considered his immediate predecessor’s base pay and relative experience, as well as whether this compensation was consistent with the position and the competitive market based on Mr. Caulfield’s experience and value to the Company. The Company has not since increased Mr. Caulfield’s base salary.

     As stated above, in order to attract and retain outstanding performers, the Company must provide an attractive base salary commensurate with the executive’s experience and competitive against other employers. The Committee believes that the 2008 annual base salaries for the Named Executive Officers were appropriate.

     Annual Cash Incentive Bonuses

     As discussed under “Elements Used to Achieve Compensation Objectives”, the Committee, with input from both the CEO and the other executive officers, establishes target bonus amounts, expressed as a percentage of base salary, at the beginning of each year. Bonus payouts for the year are determined by the Company’s financial results and individual performance results for the year relative to the predetermined performance measures. The bonuses paid for 2008 appear in the table at the end of this “Annual Cash Incentive Bonuses” section and also in the “Summary Compensation Table,” below, under the “Nonequity Incentive Plan Compensation” column.

     The 2008 target bonus opportunity for each of the Named Executive Officers was 100% of their respective base salaries. For all Named Executive Officers other than Mr. Caulfield, actual bonus amounts could range from 0% for performance below a threshold level to 200% for exceptional performance. Mr. Caulfield’s maximum bonus potential was 100%. Messrs. Long, Caulfield and Belote and Ms. Borenstein serve the Company as a whole, and therefore the amount of their bonus potential at target was based 60% on the achievement of Company financial performance goals and 40% on their individual performance metrics. Mr. Samuelson primary responsibilities are to his business units, and therefore his bonus potential at target was based 30% on achieving the Company’s financial performance goals, 30% on his business unit performance goals and 40% on his individual performance metrics.

     As discussed herein, the Committee uses the performance allocation formulas for determining the portion of annual cash incentives attributable to Company financial and individual performance, but retains the discretion to modify the percentage allocations, except that an executive cannot earn more than the maximum percentage amount. The Committee incorporates flexibility into the annual cash bonus opportunity to better reflect the evolving nature of our business, and therefore may adjust upward or downward the bonus portions related to the Company and individual objectives.

     Although these Company and individual performance objectives were set at levels the Committee believed were achievable, the maximum bonus of 200% (available for all Named Executive Officers other than Mr. Caulfield) would have required extraordinary performance for both the individual and Company measures and for 2008 was not achieved by any Named Executive Officer. Generally, the Committee sets the performance requirements for target and maximum cash bonus awards such that the relative ability to achieve these goals is consistent from year to year.

     Corporate Financial Performance Element

     The corporate financial performance element was based on a financial matrix consisting of Adjusted EBITDA and revenue components. In order for an executive to earn a cash incentive award based on this element, the Company must exceed the “Threshold” performance levels of $10 million of Adjusted EBITDA and $270 million of revenue. Assuming the Threshold performance levels are exceeded, the extent of an executive’s cash incentive award then depends, in part, upon the extent to which the Adjusted EBITDA and revenue components approach or meet the “Target” performance levels. The Adjusted EBITDA and revenue goals for Target level performance were $15 million and $276 million, respectively. Assuming the Target performance levels are exceeded, the extent to which an executive might earn a cash incentive award in excess of 100% of the executive’s base salary depends, in part, upon the extent to which Adjusted EBITDA and revenue components approach or meet the “Extraordinary” performance levels, which in 2008 they did not (as stated above).

     Business Unit Financial Performance Objective

     The business unit financial performance element was based on a similar financial matrix consisting of Adjusted EBITDA and revenue components. For 2008, this element applied only to Mr. Samuelson and therefore the applicable business unit was the Real Estate Services segment.

     The Committee set the 2008 performance objectives for the Company and Business Unit financial components at levels that were aggressive but achievable, recognizing the significant product and strategy changes that occurred over the past few years and continued into 2008, most notable of which was the launch of the Move.com real estate search engine which encompassed a new business model for its rental and new homes divisions, and a new brand for the Company. In addition, with the hiring of a new president in May 2007, the Company re-evaluated all of its businesses and its overall strategy to refocus its core strengths and capitalize on the ability to present the best online real estate search experience for consumers. In addition, under the new leadership, the Company began a redesign of all of its web sites, which was launched in October 2008. Although this evaluation and refocus has provided distinct advantages, it has taken time to implement and ramp up these beneficial changes to achieve success, particularly in light of the deterioration in the residential real estate market.

     Results of 2008 Performance Against Financial Performance Elements. In 2008, the Company exceeded the “Target” performance level for Adjusted EBITDA but did not fully achieve the “Target” performance level for revenue. Therefore the collective Company financial performance objectives were partially achieved. The Real Estate Services segment partially achieved both of its “Target” financial performance objectives. As a result, our Named Executive Officers received cash incentive bonuses for 2008 reflecting an achievement level of 82% of the corporate financial performance component, and Mr. Samuelson’s cash incentive bonus for 2008 reflected an achievement level of 39% of his business unit financial performance component. Please see the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” in this proxy statement, for actual cash incentive amounts earned by our Named Executive Officers in 2008, as well as the table at the end of this “Annual Cash Incentive Bonuses” section.

     Individual Performance Objectives

     As discussed above, the Committee establishes individual performance objectives for each Named Executive Officer based upon his or her individual responsibilities, and confidential Company or business unit plans and targets, including those regarding specific business unit financial targets, significant new and existing customer and partner relationships, and strategic business goals. The 2008 individual performance objectives also included the following:

     Mr. Long – Effectively manage important strategic relationships to further Company’s objectives, support introduction of new president to the Company, including providing assistance in learning all aspects of Company’s operations and strategy and integrating with Company managers and employees, leveraging Web 2.0 capabilities across Move network of websites.

     Ms. Borenstein – Create a three-year strategic plan, institute a quarterly business review process and accountability, foster culture of collaboration, create annual management by objective (MBO) process, recruit new executive and managerial talent, foster a culture of collaboration, innovation and accountability, redesign our websites with a consumer centric focus, maintain our traffic leadership position, improve product release process, increase website speed and SEO and form a strong and trusted relationship with our board of directors.

     Mr. Belote – Maintain Sarbanes-Oxley compliance throughout the fiscal year, support all Audit Committee activities, manage Company’s risk management program, such that the Company’s cost and quality of coverage is superior to other similarly situated companies, ensure accounting policies are in accordance with GAAP, manage engagement and costs of the outside auditor relationship, effectively manage excess cash to ensure the maximum return with minimum risk and lead an effort to evaluate and reduce the Company’s cost structure to improve Adjusted EBITDA margins by 10% going into 2009.

     Mr. Samuelson – Manage organizational transition of REALTOR.com® sales, customer support and industry relations groups, manage relationship with the NAR and other key real estate industry leaders to further REALTOR. com® goals, improve inside sales productivity, complete launch of Top Producer 8i, improve coordination between REALTOR.com®, Top Producer and Enterprise organizations, and actively contribute to the Company’s cost reduction efforts.

     Mr. Caulfield – Effectively manage the legal department and the costs of the Company’s ongoing litigation, and develop effective working relationships with other members of senior management to support the needs of the business.

     Results of 2008 Performance against Individual Performance Objectives. The Committee evaluated the foregoing individual objectives with respect to each Named Executive Officer and made the following determinations regarding achievement of these objectives by each executive. The Committee determined: that Mr. Long achieved 50% of his 40% individual objective; that Mr. Belote achieved 75% of his 40% individual objective; that Ms. Borenstein achieved 75% of her 40% individual objective; that Mr. Samuelson far exceeded his individual performance targets entitling him to 120% of his 40% individual objective; and that Mr. Caulfield achieved 88% of his 40% individual objective.

     Summary of 2008 Performance Results. The following table provides the target and actual annual cash incentive bonuses approved by the Committee for each Named Executive Officer, the level of performance achieved with respect to the individual goals and the financial performance goals, and the overall percent of each executive’s target award opportunity earned for 2008:

		Achievement
		of Company		Achievement
		Financial	Achievement of	of Individual
		Performance	Business Unit	Performance	2008 Actual	Actual Award
Name	2008 Target Award	Goals	Goals	Objectives	Award	as % of Target
Mr. Long	$500,000	82%	N/A	50%	$346,000	69%
Mr. Belote	$385,000	82%	N/A	75%	$305,000	79%
Ms. Borenstein	$450,000	82%	N/A	75%	$356,000	79%
Mr. Samuelson	$325,000	82%	39%	120%	$274,000	84%
Mr. Caulfield	$275,000	82%	N/A	88%	$232,000	84%

     Equity Incentives

     As discussed herein, the Committee retained Radford in 2006 to analyze, among other matters, the existing equity grants of the Company’s senior management team, equity incentive programs of comparable companies, and the parameters recommended by proxy consulting firms. Based on this review, the Committee recommended to the board granting time-vested stock options and performance-based RSU awards. In 2008, the Committee continued to rely on these two forms of equity incentives to foster the long-term perspective necessary for continued success in our business. Stock option grants in 2008 also were based upon the strategic, operational and financial performance of the Company overall and reflects the executives’ expected contributions to the Company’s future success.

     Stock Option and RSU Grants

     With the exception of Messrs. Samuelson and Caulfield, who were the only Named Executive Officers to receive stock option incentive grants in 2008, our Named Executive Officers received the majority of their stock options grants when they joined the Company. In 2006, when the Committee retained Radford, the majority of our executives held fully vested stock awards. In order to better balance the executives’ unvested and vested options, and to better insure retention and motivate executives to create sustained shareholder value, the Committee, with the assistance and advice of Radford, granted additional stock options and RSUs. Consistent with our historical practice, the stock options vest quarterly over a four-year time period, but RSU vesting was contingent upon achievement of Company financial performance targets during the 2008 and 2009 fiscal years. The Committee adopted this approach to meet the challenges and opportunities of the Company over the long-term, to motivate executives by requiring stretch performance to achieve above-market equity compensation, and to better align executives’ interests with long-term stockholder value creation. The amounts granted to each executive were based on the overall compensation analysis conducted by Radford, including equity incentive grants for similarly situated executives in the peer group, expected market trends, and the existing equity percentages of our Named Executive Officers at the time. While the Committee took into account the benchmark analysis conducted by Radford in adopting these grants, it did not seek to target any specific percentile. Rather, consistent with its pay-for-performance philosophy, the Committee’s intent was to adopt equity incentives to attract, retain and motivate executives in order to achieve outstanding and sustained Company performance for stockholders.

     In 2006, the Committee set the 2008 financial performance goals necessary for the RSU grants to vest at high but achievable levels based on the Company’s internal confidential business plan at the time. Given that vesting of the 2006 grants required a three-year projection of financial performance in a highly competitive and rapidly changing market, in 2007 the Committee restructured the RSU grants and targets to better reflect the Company’s changing strategy for 2008-2009, while adhering to the original goals of increased and sustained performance. Accordingly, the Committee, with management’s agreement, modified the original award by reducing the number of RSUs with a potential to vest in 2008 by 50% for each executive and lowering the target financial performance for 2008 based upon current market conditions and the Company’s expected performance within the market. The Committee also established financial performance targets for 2009, which provided the potential for executives to earn, after the 2009 fiscal year end, the remaining 50% of the RSUs previously granted. The maximum amount an executive could receive is 100% vesting of the award for each applicable performance period, based on achieving threshold, target or maximum levels for the financial measurements.

     Given the unexpected declines in the real estate market beginning in 2007, as well as the internal company changes discussed in this proxy statement, the Company did not achieve the RSU financial performance goals established for the RSUs having a 2008 performance period, and such RSUs were therefore forfeited to the Company. In addition, the Committee no longer believes the RSU financial performance goals established for the RSUs having a 2009 performance period are achievable and will not modify those RSU financial performance goals. In the event the RSU financial performance goals are not achieved for the RSUs having a 2009 performance period, those RSU grants also will be forfeited to the Company. The Committee did not grant any RSUs in 2008.

     Employment and Severance Arrangements

     As discussed above, we have employment agreements and/or executive retention and severance arrangements with each of the Named Executive Officers. In May 2008, the Company entered into an Executive Retention and Severance Agreement with Mr. Samuelson, which modified the severance arrangements between him and the

Company in recognition of his promotion the prior year to President of REALTOR.com.® In August 2008, the Company entered into an agreement with Mr. Long to modify his severance entitlements upon separation from the Company. The terms of the severance arrangements of each Named Executive Offer are addressed under the “Employment-Related Agreements” and “Potential Payments Upon Termination or Change in Control” sections of this proxy statement.

     Benefits Package

     In 2008, the Named Executive Officers received the same retirement and welfare benefits as the rest of the Company’s full time employees, including medical and dental coverage, disability and life insurance and participation in the Move 401(k) Plan.

     Share Ownership Guidelines

     We require our Named Executive Officers to own specified amounts of the Company’s common stock. The number of shares of the Company’s common stock that must be held is set at a multiple of the executive’s base salary. The ownership requirement is based upon the executive’s position within the Company; for the CEO, the multiple is 5, and for the other Named Executive Officers the multiple is 3. The options and restricted stock held by each executive are considered in determining whether the executive maintains the appropriate stock holdings. With respect to option exercises for grants awarded after January 15, 2005 as well as restricted shares issued after January 15, 2005, 25% of the “profit shares” (i.e., those shares held after the payment of any applicable exercise price and taxes related to the vesting and/or exercise of the award) must be retained throughout the term of employment. In addition, 75% of the profit shares are required to be retained until persons hold sufficient shares to comply with the ownership targets. The covered executives have three years to comply with these requirements.

     With respect to restricted stock and option exercises for grants issued prior to the above dates, each executive is required to retain such amounts commensurate with their personal financial circumstances until such executive has sufficient retention to comply with ownership targets.

     Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code disallows the deduction for certain compensation in excess of $1 million paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” as defined in the Code and applicable regulations. In order to maintain flexibility, the Committee reserves the discretion to determine whether to seek to comply with the requirements of Section 162(m) based on the goals and objectives established by the Committee. The Company believes that stock options granted and bonuses awarded in 2008 satisfy the requirements for “performance-based compensation,” but all other compensation of executives in 2008 was subject to the Section 162(m) limits on deductibility.

Material Changes in 2009

     Management Changes

     Since December 31, 2008, we have undergone the following management changes:

  Mr. Long resigned as Chief Executive Officer and director of the Company effective January 21, 2009;

  Mr. Steven Berkowitz is our new Chief Executive Officer, effective January 21, 2009;

  Ms. Borenstein resigned as President of the Company effective March 13, 2009; and

  Mr. Belote has announced his intention to leave the Company later this year after his successor is appointed.

     In connection with Mr. Belote’s announcement of his departure from the Company later this year, we entered into an amendment with him to modify his employment agreement. The terms of such modification are addressed in the “Employment-Related Agreements” and “Potential Payments Upon Termination or Change in Control” sections of this proxy statement.

     Executive Compensation – Mr. Steven Berkowitz

     Effective January 21, 2009, Mr. Berkowitz became Chief Executive Officer of the Company. In order to design an appropriate pay package for Mr. Berkowitz in connection with his appointment as CEO, the Committee considered the following:

  the compensation history for the Company’s prior CEOs;

  the compensation history for Mr. Berkowitz’s previous positions;

  information provided by our compensation consultant regarding CEO compensation in the work they did for us in 2006;

  competitive information provided by our search firm regarding CEO new-hire compensation; and

  discussions with Elevation Partners, the holder of our Series B preferred stock, regarding compensation practices in the Silicon Valley technology and media markets.

     Based on these considerations, along with our overall compensation philosophy discussed above, the Company entered into a letter agreement with Mr. Berkowitz, which provides for certain payments and benefits during Mr. Berkowitz’s employment, and an Executive Retention and Severance Agreement, which provides for certain benefits upon termination of Mr. Berkowitz’s employment. Mr. Berkowitz’s initial annual base salary is $525,000 and he is eligible to earn an annual performance bonus of up to 100% of his annual salary to the extent he achieves certain pre-established performance goals at target performance levels, with the ability to earn up to 200% of his annual salary for outstanding performance in excess of target performance levels.

     Mr. Berkowitz also received the following equity awards:

  3,000,000 stock options, 750,000 of which vested immediately and 2,250,000 of which will vest monthly over thirty-six months beginning on the first anniversary of his start date, subject to his continued employment;

  700,000 fully vested shares of the Company’s common stock;

  1,100,000 shares of restricted stock, 500,000 of which will vest on the first anniversary of his start date, and 600,000 of which will vest on the second anniversary of his start date, subject to his continued employment; and

  700,000 performance-based RSUs, which vest based upon the attainment of certain performance goals relating to the Company’s revenues and Adjusted EBITDA for the fiscal year ending December 31, 2011. Such performance goals are to be mutually determined by the Company’s Management Development and Compensation Committee and Mr. Berkowitz, and will be finalized later this year.

     Mr. Berkowitz’s Executive Retention and Severance Agreement provides for the following benefits upon his termination of employment, whether (i) in connection with a change of control of the Company, (ii) by reason of death or disability, (iii) by the Company without cause, or (iv) by Mr. Berkowitz based on a diminution of responsibilities (each as defined in the agreement):

  a payment equal to the sum of (i) 12 months of his then current annual base salary, and (ii) an amount equal to the 100%-of-annual-salary performance bonus for which he would be eligible for the fiscal year in which his termination occurs;

  accelerated vesting of equity awards and an exercise period of 3 years after his departure; and

  payment of all COBRA premiums for the same or equivalent medical coverage that Mr. Berkowitz and his dependents had on the date of termination, for a period not to exceed the earlier of 18 months or until he becomes eligible for coverage at a new employer.

     The Committee believes the letter agreement and Executive Retention and Severance Agreement provide Mr. Berkowitz a competitive compensation opportunity, an incentive to remain employed by the Company over the long term and a reward for the positive long-term performance of the Company.

EXECUTIVE COMPENSATION

     The following compensation tables should be read in conjunction with the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Summary Compensation Table

     The following table sets forth all compensation paid for services in the years presented to all persons who served as our chief executive officer and chief financial officer, as well as our other three most highly compensated executive officers. We collectively refer to these persons as the “Named Executive Officers.”

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (2)	($) (2)	($) (3)	($) (4)	($)
W. Michael Long	2008	500,000	—	—	2,045,987	346,000	—	2,891,987
Former Chief Executive	2007	500,000	—	(1,488,384)	2,423,795	160,000	—	1,595,411
Officer(1)	2006	500,000	—	1,488,384	2,119,103	275,000	—	4,382,487
Lewis R. Belote, III	2008	385,000	—	—	761,567	305,000	6,900	1,458,467
Chief Financial	2007	367,500	—	(401,858)	786,724	70,000	6,750	829,116
Officer	2006	350,000	—	401,858	532,569	192,500	6,600	1,483,527
Errol Samuelson(5)	2008	325,000	—	—	541,288	274,000	14,819	1,155,107
President,	2007	320,274	—	(90,135)	464,401	300,000	12,390	1,006,930
REALTOR.com
and Top Producer
Systems
Lorna Borenstein	2008	450,000	—	204,109	1,392,661	356,000	6,900	2,409,670
Former President(6)	2007	249,491	—	795,888	2,939,556	225,000	—	4,209,935
James S. Caulfield	2008	275,000	—	—	410,794	232,000	6,900	924,694
Executive Vice President,
General Counsel &
Secretary(7)
____________________

(1)	Mr. Long resigned as our Chief Executive Officer effective January 21, 2009.

(2)

Reflects the dollar amount recognized by the Company as an expense for financial statement reporting purposes relating to stock and option awards. The fair values of these awards and the amounts expensed in 2008, 2007 and 2006, as applicable, were determined in accordance with FAS 123R. The assumptions used in determining these amounts are set forth in Note 15, “Stock Plans,” to the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 9, 2009. In the second quarter of 2007, the Company modified the terms for granting its restricted stock unit awards, which created a new measurement date. The modification was entered into because the 2006 grants required a three-year projection of financial performance in a highly competitive and rapidly changing market and the Management Development and Compensation Committee of the board of directors wanted to better reflect the current strategy of the Company while adhering to the original goals of increased and sustained performance. As a result, management should have assessed the likelihood of achieving the original targets and awarding the restricted stock as improbable. As such, SFAS 123R required that any previously recognized expense related to the restricted stock units be reversed and that the Company re-measure the fair value of the grants and defer any future compensation expense until it was probable that the awards would ultimately vest. The values for 2007 have been revised to reverse all previously recognized compensation expense related to the restricted stock units. The Company did not achieve its financial performance goals for the 2008 performance period, and the Named Executive Officers forfeited all such RSUs to the Company.

(3)

Reflects annual cash incentive awards earned based on performance. For information regarding our 2008 annual cash incentive program, see the “Executive Compensation for 2008” discussion in the “Compensation Discussion and Analysis” section of this proxy statement.

(4)

Amounts included in this column represent Company matching contributions to the 401(k) plan, which are fully vested for each executive, except for Mr. Samuelson, whose benefits also include Company-paid travel for his spouse and other Company-paid benefits that were agreed to upon his promotion to President of REALTOR.com.®

(5)	Mr. Samuelson became a Named Executive Officer in 2007.

(6)	Ms. Borenstein resigned from the Company effective March 13, 2009.

(7)	Mr. Caulfield became a Named Executive Officer in 2008.

Grants of Plan-Based Awards

     The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2008.

Grants of Plan-Based Awards for Fiscal Year 2008

					All Other
					Option	Exercise
					Awards:	or Base	Grant Date
		Estimated Future Payouts			Number of	Price of	Fair Value
		Under Non-Equity Incentive			Securities	Option	of Stock
		Plan Awards (1)			Underlying	Awards	and Option
	Grant	Threshold	Target	Maximum	Options	($/Sh)	Awards
Name	Date	($)	($)	($)	(#) (2)	(3)	($) (4)
Long	—	—	500,000	1,000,000	—	—	—
Belote	—	—	385,000	770,000	—	—	—
Borenstein	—	—	450,000	900,000	—	—	—
Samuelson	—	—	325,650	650,000	—	—	—
	11/17/08	—	—	—	800,000	1.01	556,480
Caulfield	—	—	275,000	275,000	—	—	—
	11/17/08	—	—	—	400,000	1.01	278,240
____________________

(1)

Pursuant to our annual cash incentive program, each Named Executive Officer’s target bonus was 100% of his or her annual base salary, with the ability to earn up to a maximum of 200% of their base salary for exceptional performance, with the exception of Mr. Caulfield, who has a 100% maximum. Pursuant to the program there is no threshold amount, but Named Executive Officers are able to earn a portion of the target amount. For information regarding our annual cash incentive program, see the “Executive Compensation for 2008” discussion in the “Compensation Discussion and Analysis” section of this proxy statement. The actual amount earned by each Named Executive Officer in 2008 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” in this proxy statement.

(2)

Award of time-vesting stock options granted in 2008 under the 1999 Stock Incentive Plan. The stock options vest ratably on a quarterly basis over four years following the date of grant. The stock options were approved by our Management Development and Compensation Committee on the date of grant.

(3)	The exercise price is equal to the closing market price of our common stock on the date of grant.

(4)	The grant date fair value of the awards is determined pursuant to FAS 123R.

Modifications to Outstanding Restricted Stock Units

     In 2007, the Committee restructured the RSUs granted in 2006 to better reflect the Company’s changing strategy for the 2008-2009 performance period. For more information regarding the modification of outstanding restricted stock units, see the “Executive Compensation for 2008-Equity Incentives” discussion in the “Compensation Discussion and Analysis” section of this proxy statement, above, and footnote (2) to the “Summary Compensation Table,” also in this proxy statement.

Employment-Related Agreements

     Mr. Long. We are party to an employment agreement with Mr. Long, dated as of March 6, 2002, that provides for his employment as our Chief Executive Officer. Mr. Long’s employment agreement provides for annual base salary of $500,000 and eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company. We will reimburse Mr. Long the actual and reasonable fixed operating costs and the actual and reasonable business related variable operating costs of an airplane indirectly owned by him. Mr. Long discontinued using the airplane in June 2008. We also will reimburse him for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Long in the same after-tax position as he would have been in had no such taxes been imposed. The Company and Mr. Long amended his employment agreement on August 25, 2008, to provide certain additional severance benefits and again on December 24, 2008, to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. Details of Mr. Long’s severance entitlements pursuant to his employment agreement (as amended) are addressed under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

     Ms. Borenstein. On April 26, 2007, we entered into an employment agreement and, on May 29, 2007, an Executive Retention and Severance Agreement with Ms. Borenstein providing for the terms of her appointment and compensation as President of the Company. Ms. Borenstein’s employment agreement provides for an annual base salary of $450,000 and eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company. Pursuant to the employment agreement, we reimbursed Ms. Borenstein for attorneys’ fees associated with the negotiation of her employment arrangement with the Company and for costs of preparing and processing any required immigration paperwork for her and her family, including reasonable attorneys’ fees for immigration counsel. We will reimburse Ms. Borenstein for actual and reasonable business expenses. If certain of the agreed reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Ms. Borenstein in the same after-tax position as she would have been in had no such taxes been imposed. On December 19, 2008, the Company and Ms. Borenstein amended each of the employment agreement and the Executive Retention and Severance Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. As discussed above, Ms. Borenstein resigned from the Company effective March 13, 2009. Details of Ms. Borenstein’s severance entitlements pursuant to her Executive Retention and Severance Agreement are addressed under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

     Mr. Belote. On March 6, 2002, we entered into an employment agreement with Mr. Belote that provides for his employment as our Chief Financial Officer. Mr. Belote’s employment agreement provides for an annual base salary of $350,000, which was increased to $385,000 in 2007, and eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company. We will reimburse Mr. Belote for actual and reasonable business expenses. If the foregoing reimbursements are subject to federal or state income taxes, we will pay an amount necessary to place Mr. Belote in the same after-tax position as he would have been in had no such taxes been imposed. On December 19, 2008, the Company and Mr. Belote amended his employment agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. Details of Mr. Belote’s severance entitlements pursuant to his employment agreement are addressed under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

     Mr. Samuelson. We entered into an employment agreement with Mr. Samuelson effective February 22, 2007, and an Executive Retention and Severance Agreement on May 6, 2008, that provide for Mr. Samuelson’s employment as our Executive Vice President and President of REALTOR.com® and Top Producer.® Mr. Samuelson’s employment agreement provides for an annual base salary of $325,000, and eligibility to participate in the health insurance, 401(k)

and other benefits offered to senior executives of the Company. On December 30, 2008, the Company and Mr. Samuelson amended the Executive Retention and Severance Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. Details of Mr. Samuelson’s severance entitlements pursuant to his Executive Retention and Severance Agreement are addressed under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

     Mr. Caulfield. On October 5, 2006, we entered into an employment agreement and Executive Retention and Severance Agreement with Mr. Caulfield that provides for his employment as our Executive Vice President, General Counsel and Secretary. Mr. Caulfield’s employment agreement provides for an annual base salary of $275,000, and eligibility to participate in the health insurance, 401(k) and other benefits offered to senior executives of the Company. On December 19, 2008, the Company and Mr. Caulfield amended the Executive Retention and Severance Agreement to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. Additional details of Mr. Caulfield’s severance entitlements pursuant to his Executive Retention and Severance Agreement are addressed under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

     Each of the above-described employment agreements (not including the Executive Retention and Severance Agreements) can be terminated by either party at any time.

Outstanding Equity Awards at 2008 Fiscal Year-End

     The following table provides information on the current holdings of stock option and stock awards by the Named Executive Officers.

Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards						Stock Awards
									Equity
									Incentive
									Plan Awards:
							Equity Incentive		Market or
							Plan Awards:		Payout Value
	Number of		Number of				Number of		of Unearned
	Securities		Securities				Unearned		Shares, Units
	Underlying		Underlying				Shares, Units		or Other
	Unexercised		Unexercised		Option		or Other Rights		Rights That
	Options		Options		Exercise	Option	That Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($) (1)
Long	1,300,000	(2)	0		1.76	1/24/2012	750,000	(8)	$1,200,000
	3,900,000	(3)	0		1.76	1/24/2012
	750,000	(4)	0		4.09	5/11/2014
	0		250,000	(7)	4.09	5/11/2014
	2,156,250	(5)	143,750	(5)	2.16	3/17/2015
	390,625	(6)	234,375	(6)	4.77	6/22/2016
	234,375	(11)	390,625	(11)	4.21	6/14/2017
Belote	432,500	(2)	0		1.76	1/24/2012	302,500	(8)	$484,000
	1,297,500	(3)	0		1.76	1/24/2012
	262,500	(4)	0		4.09	5/11/2014
	0		87,500	(7)	4.09	5/11/2014
	328,125	(5)	21,875	(5)	2.16	3/17/2015
	125,000	(6)	75,000	(6)	4.77	6/22/2016
	225,000	(11)	375,000	(11)	4.21	6/14/2017
Borenstein	1,593,750	(12)	1,406,250	(12)	4.31	5/29/2017	500,000	(17)	$800,000
Samuelson	150,000	(13)	0		3.57	8/29/2013	275,000	(18)	$440,000
	75,000	(14)	0		2.25	9/23/2014
	61,250	(15)	8,750	(15)	1.95	6/27/2015
	84,375	(16)	65,625	(16)	4.95	9/21/2016
	225,000	(11)	375,000	(11)	4.21	6/14/2017
	0		800,000	(21)	1.01	11/17/2018
Caulfield	100,000	(10)	0		4.88	2/27/2014	150,000	(9)	$240,000
	25,000	(14)	0		2.25	9/23/2014
	26,250	(15)	3,750	(15)	1.95	6/27/2015
	31,250	(19)	18,750	(19)	6.38	4/3/2016
	18,281	(16)	14,219	(16)	4.95	9/21/2016
	150,000	(20)	150,000	(20)	5.43	12/14/2016
	37,500	(11)	62,500	(11)	4.21	6/14/2017
	0		400,000	(21)	1.01	11/17/2018
____________________

(1)	Reflects the value as calculated based on the closing price of our common stock on December 31, 2008 ($1.60).

(2)	Stock options granted to the executive on January 24, 2002, which became fully vested on January 24, 2002.

(3)	Stock options granted to the executive on January 24, 2002, which vested ratably on a monthly basis over 48 months beginning on February 1, 2002.

(4)	Stock options granted to the executive on May 11, 2004, which vest ratably on a quarterly basis over four years beginning on May 11, 2004.

(5)	Stock options granted to the executive on March 17, 2005, which vest ratably on a quarterly basis over four years beginning on March 17, 2005.

(6)	Stock options granted to the executive on June 22, 2006, which vest ratably on a quarterly basis over four years beginning on June 22, 2006.

(7)	The options vest in full on May 11, 2009, since the Company failed to meet performance criteria in 2006 that would have caused them to vest on May 11, 2007.

(8)

Performance-based restricted stock units granted to the executive on June 22, 2006, which vest based on achieving revenue and Adjusted EBITDA targets in 2009. With respect to Mr. Belote, 100,000 of his performance-based restricted stock units were granted on June 14, 2007. For more information regarding restricted stock units, see the “Executive Compensation for 2008 –Equity Incentives” discussion in the “Compensation Discussions and Analysis” section of this proxy statement.

(9)

Performance-based restricted stock units granted to the executive on June 5, 2007, which vest based on achieving revenue and Adjusted EBITDA targets in 2009. For more information regarding restricted stock units, see the “Executive Compensation for 2008 –Equity Incentives” discussion in the “Compensation Discussions and Analysis” section of this proxy statement.

(10)	Stock options granted to Mr. Caulfield on February 27, 2004, which vest ratably on a monthly basis over 48 months beginning on February 27, 2004.

(11)	Stock options granted to the executive on June 14, 2007, which vest ratably on a quarterly basis over four years beginning June 14, 2007.

(12)

Stock options granted to the executive on May 29, 2007, of which 2,250,000 vest ratably on a quarterly basis over four year beginning May 29, 2007. The remaining 750,000 stock options were immediately vested and exerciseable as of May 29, 2007.

(13)	Stock options granted to Mr. Samuelson on August 29, 2003, which vest ratably on a quarterly basis over four years beginning on August 29, 2003.

(14)	Stock options granted to Mr. Samuelson and Mr. Caulfield on September 23, 2004, which vest ratably on a quarterly basis over four years beginning on September 24, 2004.

(15)	Stock options granted to Mr. Samuelson and Mr. Caulfield on June 27, 2005, which vest ratably on a quarterly basis over four years beginning on June 27, 2005.

(16)	Stock options granted to Mr. Samuelson and Mr. Caulfield on September 21, 2005, which vest ratably on a quarterly basis over four years beginning on September 21, 2005.

(17)

Performance-based restricted stock units granted to the executive on May 29, 2007, which vest based on achieving revenue and Adjusted EBITDA targets in 2009. For more information regarding restricted stock units, see the “Executive Compensation for 2008 –Equity Incentives” discussion in the “Compensation Discussions and Analysis” section of this proxy statement.

(18)

Performance-based restricted stock units granted to the executive on two occasions (75,000 on September 21, 2006 and 200,000 on February 22, 2007), which vest based on achieving revenue and Adjusted EBITDA targets in 2009. For more information regarding restricted stock units, see the “Executive Compensation for 2008 –Equity Incentives” discussion in the “Compensation Discussions and Analysis” section of this proxy statement.

(19)	Stock options granted to the executive on April 3, 2006, which vest ratably on a quarterly basis over four years beginning April 3, 2006.

(20)	Stock options granted to the executive on December 14, 2006, which vest ratably on a quarterly basis over four years beginning December 14, 2006.

(21)	Stock options granted to the executive on November 17, 2008, which vest ratably on a quarterly basis over four years beginning November 17, 2008.

Option Exercises and Stock Vested in Last Fiscal Year

     The following table provides information regarding stock awards that vested for each of our Named Executive Officers during 2008. Our Named Executive Officers did not exercise any option awards.

Option Exercises and Stock Vested in Fiscal Year 2008

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)
Long	115,740 (1)	$280,091 (2)
Belote	—	—
Borenstein	116,009 (3)	344,547 (4)
Samuelson	—	—
Caulfield	—	—
____________________

(1)	Award of restricted stock granted to Mr. Long in March 2005 as part of his performance bonus for 2004. The shares vested 3 years from the date of grant in March 2005.

(2)	Reflects the aggregate dollar amount realized by Mr. Long, calculated by multiplying the number of shares of stock that vested by the market price of our common stock on the vesting date ($2.42).

(3)

Award of restricted stock granted pursuant to Ms. Borenstein’s employment agreement. The shares vested 50% on her start date, May 29, 2007 and 50% on the first anniversary of her start date, May 29, 2008.

(4)

Reflects the aggregate dollar amount realized by Ms. Borenstein, calculated by multiplying the number of shares of stock that vested by the market price of our common stock on the vesting date ($2.97).

Potential Payments upon Termination or Change in Control

     Termination of Employment. As discussed above, we have entered into employment-related agreements with our Named Executive Officers which provide, among other things, for benefits to the executives in the event of the termination of employment under certain conditions. The following table summarizes the estimated value of payments and benefits that each Named Executive Officer would have been entitled to receive assuming that a termination of employment had occurred on December 31, 2008, under the circumstances shown. The amounts shown in the table exclude the executive’s accrued obligations and benefits and distributions under our 401(k) retirement plan that is generally available to all of our salaried employees.

	Long		Belote		Borenstein		Samuelson		Caulfield
Reason for Termination:
By Company Without Cause;
Constructive Termination
(with or without a Change in Control)
Cash Severance	$1,000,000	(1)	$770,000	(1)	$900,000	(1)	$487,500	(2)	$412,500	(2)
Health & Welfare Continuation	17,204	(3)	—		—	(4)	2,570	(4)	17,204	(4)
Value of Accelerated Equity Awards	—	(5)	—	(5)	—	(6)	472,000	(6)	236,000	(6)
280G Gross-Up Payment	0	(7)	0	(7)	0	(7)	—		—
Total Estimated Value of
Payments and Benefits	$1,017,204		$770,000		$900,000		$962,070		$665,704

Death or Disability
Cash Severance	$1,000,000	(1)	$770,000	(1)	$900,000	(1)	$487,500	(2)	$412,500	(2)
Health & Welfare Continuation	17,204	(3)	—		—	(4)	2,570	(4)	17,204	(4)
Value of Accelerated Equity Awards	—	(5)	—	(5)	—	(6)	472,000	(6)	236,000	(6)
Total Estimated Value of
Payments and Benefits	$1,017,204		$770,000		$900,000		$962,070		$665,704

____________________

(1)

Pursuant to Messrs. Long and Belote’s employment agreements and Ms. Borenstein’s Executive Retention and Severance Agreement, upon a termination in connection with a change in control, termination by the Company without cause, a resignation based on a diminution of responsibilities in the case of Ms. Borenstein, a resignation for good reason in the case of Messrs. Long and Belote, or termination by reason of death or disability (each as defined in the applicable agreement), Messrs. Long and Belote and Ms. Borenstein will receive an amount equal to their annual base salary and target annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months.

(2)

Pursuant to their Executive Retention and Severance Agreements, upon a termination in connection with a change in control, termination by the Company without cause, resignation based on a diminution of responsibilities or termination by reason of death or disability (each as defined in the agreements), Messrs. Samuelson and Caulfield will receive an amount equal to their annual base salary for the fiscal year in which the termination occurs, payable 5 business days after the later of their termination date or the last day of any transition period requested by the Company consistent with the employment agreement, and will also receive one-half of their target annual bonus for the fiscal year in which the termination occurs, payable 60 days after the end of the year in which the termination date occurs. Additionally, if the event resulting in termination occurs after June 30 of the applicable year, the executive will be entitled to an additional bonus amount if the Company’s financial targets for the full year are met, pro rated for how many days the executive is employed by the Company during such year; any such additional amount to be payable 60 days after the end of the year in which the termination date occurs.

(3)

Pursuant to Mr. Long’s employment agreement (as amended on August 25, 2008), upon his termination without cause, involuntary termination (i.e. resignation for good reason), or the termination of employment by reason of his death or disability, he will be entitled to receive the normal health insurance, 401(k) and other benefits offered to the Company’s senior executives during the period that he is receiving any cash severance payments.

(4)

Pursuant to their Executive Retention and Severance Agreements, upon a termination in connection with a change in control, termination by the Company without cause, resignation based on a diminution of responsibilities or termination by reason of death or disability (each as defined in the agreement), the Company will pay 100% of the Messrs. Samuelson and Caulfield’s and Ms. Borenstein’s COBRA premiums for the same or equivalent medical coverage the executive had on the date of his or her termination, for a period not to exceed the earlier of one year after termination or until the executive becomes eligible for coverage at a new employer. The values shown are based on representative cost for medical, dental and vision coverage if elected through COBRA continuation. Because Ms. Borenstein was not enrolled through the Company for any such coverage, there is no value shown in her case.

(5)

Reflects the value of unexercised and unvested stock options that would vest upon the executive’s termination without cause, involuntary termination (i.e. the executive’s resignation for good reason), or the executive’s termination of employment by reason of his death or disability, as provided in Messrs. Long’s and Belote’s employment agreements, and in their stock option grants in 2004 through 2007. The options granted in connection with the executive’s employment agreement will remain exercisable for 36 months after the receipt of their final severance payment in each of these termination scenarios, as well as in the event of the executive’s voluntary termination of employment after a change in control. In addition, pursuant to the stock option grants to these executive officers in 2004 through 2007, upon a termination without cause or termination upon change in control, the options will become fully vested. The options are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2008, the last trading day in 2008 ($1.60). For purposes of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0. Performance-based restricted stock units do not vest upon the executive’s termination of employment. See the table below regarding the value of performance-based restricted stock units that vest upon the occurrence of a change in control of the Company.

(6)

Reflects the value of unexercised and unvested stock options that would become fully vested and remain exercisable for a period of 12 months, in the case of Messrs. Samuelson and Caulfield, or 36 months, in the case of Ms. Borenstein, at the end of any transition services period requested by the Company, or 36 months following their termination date, if the Company does not request any transition services period. The options are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of

December 31, 2008, the last trading day in 2008 ($1.60). For purposes of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0. Performance-based restricted stock units do not vest upon the executive’s termination of employment. See the table below regarding the value of performance-based restricted stock units that vest upon the occurrence of a change in control of the Company.

(7)

Messrs. Long and Belote’s employment agreements and Ms. Borenstein’s Executive Retention and Severance Agreement provide that the Company will reimburse the executive for any 280G excise taxes that are imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement for 280G excise taxes. Assuming that Messrs. Long and Belote’s and Ms. Borenstein’s termination of employment occurred on December 31, 2008, we do not believe that an excise tax would be imposed on the severance payments to these executives, and therefore no reimbursement would be required.

     As discussed earlier in this proxy statement, Mr. Long retired as a director and the Chief Executive Officer of the Company effective January 21, 2009. In connection with such retirement, he received the benefits described above under “Reason for Termination: By the Company Without Cause; Constructive Termination (with or without a Change in Control).” Ms. Borenstein ceased to be an executive officer of the Company upon her departure as President of the Company effective March 13, 2009, and, in connection with her departure, received the benefits described above under “Reason for Termination: By the Company Without Cause; Constructive Termination (with or without a Change in Control).”

     On April 2, 2009, Mr. Belote announced his intention to leave his position of Chief Financial Officer of the Company later this year. On April 2, 2009, Company entered into an amendment with Mr. Belote to modify his employment agreement to provide that (i) during the one-year period during which he is entitled to receive cash severance payments, he will also be entitled to continued health insurance, 401(k), and other benefits, and (ii) he has three years after receipt of his last severance payment to exercise any stock options, subject to the maximum term of the options. In addition to the benefits pursuant to such amendment, in connection with his departure he will also receive the benefits described above under “Reason for Termination: By Company Without Cause; Constructive Termination (with or without a Change in Control).”

     Change of Control. The following table reflects the value of the performance-based restricted stock units that would have vested assuming a change in control of the Company had occurred on December 31, 2008:

	Long	Belote	Borenstein	Samuelson	Caulfield
Value of Performance-Based Restricted
Stock Units(1)	$2,400,000	$968,000	$1,600,000	$880,000	$480,000
____________________

(1)

Awards are valued based on the closing market price of our common stock on the Nasdaq Capital Market as of December 31, 2008, the last trading day in 2008 ($1.60). As discussed earlier in this proxy statement, the Named Executive Officers subsequently forfeited the RSUs scheduled to vest based on achievement of 2008 performance.

Compensation Committee Report

     The Management Development and Compensation Committee (the “Committee”) has reviewed and discussed with management the “Compensation Discussion and Analysis” section contained in this proxy statement. Based on its review and discussions with management, the Committee recommended to the board of directors that the content of the “Compensation Discussion and Analysis” section of this proxy statement be included in this proxy statement for filing with the Securities and Exchange Commission. This report is provided by the following independent directors, who comprise the Committee:

BRUCE G. WILLISON, Chairperson
JOE F. HANAUER
FRED D. ANDERSON

Compensation Committee Interlocks and Insider Participation

     During 2008, the Management Development and Compensation Committee was composed of two non-employee directors, Messrs. Hanauer and Willison, none of whom have any interlocking relationships as defined by the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures

     The Audit Committee is responsible for the review and approval of transactions between the Company and its directors and/or executive officers (or their immediate family members) that would be subject to disclosure in the Company’s proxy statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a material interest). The Audit Committee’s charter requires that the committee review all related party transactions for potential conflict of interest situations on an ongoing basis and that the committee approve only those transactions that are the subject of arms length negotiations and have terms that would be no worse than those that could be obtained by negotiating with an outside party. The Audit Committee will also review all transactions between the Company and the NAR or the National Association of Home Builders with a value in excess of $1 million.

     Our corporate governance guidelines further require that each board member disclose to the Audit Committee and the board any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Audit Committee or the board for approval. After such disclosure and response to any questions that the Audit Committee or the board may have, the interested director will, unless otherwise requested by the Audit Committee or the board, abstain from voting on the matter and, if requested, will leave the meeting while the remaining members of the Audit Committee or the board discuss and vote on such matter. Our corporate governance guidelines further require that the Audit Committee shall only approve a related party transaction, including certain transactions between the Company and the NAR or the National Association of Home Builders, if it is a transaction that is the subject of arms’ length negotiations, has terms that are no worse than those that could be obtained by negotiating with an outside party, and otherwise meets regulatory requirements as well as other legal requirements applicable to the Company.

     The board has previously approved the related party transactions described below.

Operating Agreement with the National Association of REALTORS®

     In November 1996, we entered into an operating agreement with the NAR, which governs how our subsidiary, RealSelect, Inc., operates the REALTOR.com® web site on behalf of the NAR and requires us to make royalty payments to the NAR. In accordance with the operating agreement, as amended, and other advertising agreements with the NAR, we paid $1.9 million to the NAR in 2008. Under the operating agreement, for 2009 and beyond, we must pay the amount due during the prior calendar year plus or minus, as the case may be, the percentage change in the Consumer Price Index for the prior calendar year, in four equal installments due on the last day of each calendar quarter for that calendar year.

     The Company provided product development services to the NAR and recognized $1.1 million in revenues for such services for the year ended December 31, 2008.

Transactions with Executive Officers

     As part of an employment agreement entered into in 2002 with W. Michael Long, we reimbursed Mr. Long for the actual and reasonable fixed operating costs, and actual and reasonable business related variable operating costs, of an airplane that is owned indirectly by him. Total reimbursement for usage in 2008 was approximately $1.2 million.

REPORT OF THE AUDIT COMMITTEE

To The Board of Directors:

     The Audit Committee of the board of directors of Move, Inc. (the “Company”) reviewed and discussed the audited financial statements for the year ended December 31, 2008, with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence. Based on the review and discussions described in this Report, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors

KENNETH K. KLEIN, Chairman
V. PAUL UNRUH
BRUCE G. WILLISON

CODE OF CONDUCT AND BUSINESS ETHICS

     We have a strong commitment to business ethics and to complying with the laws that govern the conduct of our businesses. We believe that a commitment to honesty and integrity is a valuable asset that builds trust with our customers, suppliers, employees, stockholders and the communities in which we operate. To implement our commitment, we have developed a code of conduct and business ethics. The code applies to all of our employees, directors, officers, agents and consultants. We have also established a compliance program that is intended to ensure that we have in place policies and systems designed to prevent and detect violations of the code or any applicable law, policy or regulation. A copy of the code is available at our website at http://investor.move.com, by clicking on “Corporate Governance.”

     We will post on our website, http://investor.move.com, any amendments to, or waivers from, a provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any of the following: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; or (v) accountability for adherence to the code.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

     Based solely on our review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2008, were met in a timely manner by the Reporting Persons. In 2009, an amended Form 3 was filed for Errol Samuelson to correct a Form 3 that was filed on November 27, 2006 which inadvertently omitted 1,688 shares of our common stock owned by Mr. Samuelson.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders that are intended to be presented at our 2010 annual meeting must be received by us no later than January 15, 2010 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Notice of a stockholder-sponsored proposal submitted outside of the process of Rule 14a-8 under the Exchange Act (i.e., a proposal to be presented at the 2010 annual meeting of stockholders but not submitted for inclusion in our proxy statement for such meeting) will be considered untimely under our bylaws unless it is delivered to our corporate secretary no later than the close of business on April 26, 2010 nor earlier than the close of business on March 27, 2010.

OTHER MATTERS

     We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the board may recommend.

ADDITIONAL INFORMATION

     A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2008, accompanies this proxy statement. We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, as well as our proxy statements and other information, with the SEC. In most cases, those documents are available, without charge, on our website at http://investor.move.com as soon as reasonably practicable after they are filed electronically with the SEC. Copies are also available, without charge, from Move, Inc., Investor Relations, 30700 Russell Ranch Road, Westlake Village, CA 91362. You may also read and copy these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 under our SEC file number (000-26659), and you may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In most cases, these documents are available over the Internet from the SEC’s web site at http://www.sec.gov.

ATTN: INVESTOR RELATIONS DEPT. 30700 RUSSELL RANCH ROAD WESTLAKE VILLAGE, CA 91362
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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Move, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14922-P72187	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MOVE, INC.				For	Withhold	For All
				All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" OF THE NOMINEES IN ITEM 1 AND "FOR" ITEM 2.
Vote on Directors				☐	☐	☐
1.	ELECTION OF DIRECTORS
	Nominees:
	01)	Joe F. Hanauer	05)	Geraldine B. Laybourne
	02)	Steven H. Berkowitz	06)	V. Paul Unruh
	03)	William E. Kelvie	07)	Bruce G. Willison
	04)	Kenneth K. Klein
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
Vote on Proposal
2.	To ratify the appointment of Move, Inc.'s independent auditors for the fiscal year ending December 31, 2009.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR ALL of the nominees in Item 1 and FOR Item 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

M14923-P72187

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF MOVE, INC.
JUNE 25, 2009

The stockholder(s) hereby appoint(s) Lewis R. Belote, III and James S. Caulfield, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock or Series B Preferred Stock of Move, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of Move, Inc. to be held at 9:30 a.m., Pacific Daylight Time, on June 25, 2009, at the Hilton Los Angeles Airport hotel located at 5711 W. Century Boulevard, Los Angeles, California 90045, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

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Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE